    As filed with the Securities and Exchange Commission on August 29, 1995.
                                                     Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                               BIO-VASCULAR, INC.
             (Exact name of Registrant as specified in its charter)
                                 MINNESOTA
        (State or other jurisdiction of incorporation or organization)
                                  41-1526554
                     (I.R.S. Employer Identification No.)

                             2575 UNIVERSITY AVENUE
                         ST. PAUL, MINNESOTA 55114-1024
                                 (612) 603-3700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                _______________
                                M. KAREN GILLES
                             2575 UNIVERSITY AVENUE
                         ST. PAUL, MINNESOTA 55114-1024
                                 (612) 603-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           _________________________
                                   Copies to:
         Bruce A. Machmeier, Esq.               David B. Miller, Esq.
      Oppenheimer Wolff & Donnelly            Faegre & Benson P.L.L.P.
            3400 Plaza VII                      2200 Norwest Center
        45 South Seventh Street                90 South Seventh Street
      Minneapolis, Minnesota 55402           Minneapolis, Minnesota 55402
           (612) 344-9300                          (612) 336-3000
                          __________________________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           _________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

============================================================================================================
                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF       AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED(1)      PER SHARE(2)            PRICE(2)             FEE
- ------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value....................     1,725,000           $14.125            $24,365,625           $8,405
============================================================================================================

(1) Includes Underwriter's over-allotment option to purchase up to 225,000 shares.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average between the high and low reported bid quotations of the Registrant's Common Stock on the national over-the-counter market on August 23, 1995, as reported by the Nasdaq SmallCap Market.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                 Subject to Completion, Dated August 29, 1995
PROSPECTUS
dated             , 1995
                                1,500,000 SHARES

                              [BIO-VASCULAR LOGO]

                                  COMMON STOCK

All of the 1,500,000 shares of Common Stock offered hereby are being sold by Bio-Vascular, Inc. (the "Company").

The Common Stock of the Company is quoted on the Nasdaq SmallCap Market under the symbol "BVAS." On August __, 1995, the closing bid price of the Common Stock as reported by the Nasdaq SmallCap Market was $_______. See "Price Range of Common Stock." The Company has applied for quotation of its Common Stock on the Nasdaq National Market upon completion of this Offering.

SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================
                   PRICE TO     UNDERWRITING    PROCEEDS TO
                    PUBLIC       DISCOUNT(1)     COMPANY(2)
- -------------------------------------------------------------
PER SHARE.........  $            $               $
- -------------------------------------------------------------
TOTAL(3).......... $           $                $
=============================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. The Company has also agreed to sell to the Underwriter, for nominal consideration, warrants to purchase up to 86,250 shares of Common Stock. See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at $300,000.

(3) The Company has granted to the Underwriter a 30-day option to purchase up to 225,000 additional shares of Common Stock solely to cover over-allotments, if any, at the Price to Public shown above less the Underwriting Discount. If the Underwriter exercises this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
     will be $         , $         and $         , respectively. See
     "Underwriting."

The shares of Common Stock are offered by the Underwriter subject to prior sale when, as and if delivered to and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices
of Piper Jaffray Inc. in Minneapolis, Minnesota on or about                 ,
1995.


                               PIPER JAFFRAY INC.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                               Bio-Vascular Logo

Bio-Vascular, Inc. develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery. The Company also has a medical imaging software business which develops, markets and supports software products for interactive visualization and analysis of three-dimensional image data.

              -------------------------------
                                               The Tissue-Guard product line
                                               includes various configurations
                                               of processed bovine pericardium
                                               used in a wide variety of
                 [picture of Tissue-Guard]     surgical procedures designed to
                                               reinforce, reconstruct and repair
                                               tissue and prevent leaks of air,
                                               blood and other body fluids.

              -------------------------------
- ------------------------------                 ---------------------------------




 [picture of Reapproximation]                       [picture of Peri-Strips
                                                          on Stapler]



- ------------------------------                 ---------------------------------
             Peri-Strips are designed to be applied using
             surgical staplers to strengthen staple lines and
             reapproximate around staples to prevent air leakage
             in lung volume reduction surgery.
                        ------------------------------




                    [picture of 3-D volume rendered image.]




                        ------------------------------
             The Company has developed VoxelView, high-speed volume imaging software, which provides complete and accurate three-dimensional volume rendering of data.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER AND CERTAIN SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               _________________

     Tissue-Guard(TM), Peri-Strips(R), Dura-Guard(TM), Vascu-Guard(R), Supple Peri-Guard(TM), Peri-Guard(R), Biograft(R), Flo-Rester(R), Bio-Vascular Probe(TM), VoxelView(R), VoxelGeo(R), VoxelMath(TM) and Voxel Animator(TM) are trademarks of the Company.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and consolidated financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option.

                                  THE COMPANY

   Bio-Vascular, Inc. (the "Company") develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery (the "Surgical Business"). The Company's products include the Tissue-Guard product line and the Biograft peripheral vascular graft. The Tissue-Guard product line includes various configurations of bovine pericardium (the thin membrane surrounding the heart of cattle) processed using the Company's proprietary tissue-fixation technologies. These products are used in a wide variety of surgical procedures and are designed to reinforce, reconstruct and repair tissue and prevent leaks of air, blood and other body fluids. Biograft is used to bypass blocked blood vessels and is produced from modified human umbilical veins. The Surgical Business also markets and sells two surgical tools used in cardiac and vascular surgery. The Company also has an early stage medical imaging software business which develops, markets and supports certain software products for interactive visualization and analysis of three-dimensional ("3-D") image data (the "Medical Imaging Software Business").

   The Company's Peri-Strips surgical staple line reinforcement product is a recent addition to the Tissue-Guard product line and has been primarily responsible for the Company's revenue growth in fiscal 1994 and fiscal 1995. Peri-Strips are special configurations of tissue produced from bovine pericardium using proprietary tissue-preservation, sterilization and other tissue fixation techniques developed by the Company. Peri-Strips are used primarily in lung volume reduction ("LVR") surgery and other surgical procedures on the lung. LVR surgery is performed primarily on late-stage emphysema patients who have significantly reduced respiratory function. During the procedure, a portion of each diseased lung is removed from the patient to provide relief from the symptoms of emphysema. Peri-Strips are designed to prevent air leakage at the surgical staple line which is essential to successful LVR surgery. Early data available to the Company suggests that after undergoing the procedure, patients have improved breathing capacity, improved exercise tolerance and improved quality of life. However, there presently does not exist a statistically significant body of clinical data from which to draw conclusions concerning the efficacy and long-term outcomes associated with the LVR procedure. The American Lung Association estimates that in 1992 there were approximately 1.9 million Americans suffering from emphysema. However, only a small portion of those suffering from emphysema have late-stage emphysema, meet certain surgical criteria and are considered candidates for the LVR procedure.

   The Company also manufactures and markets a number of other products in its Tissue-Guard product line. Dura-Guard, a dural patch used in cranial surgery, is designed to reduce post-surgical adhesions and fluid leakage. Vascu-Guard, a vascular patch used primarily in carotid endarterectomy procedures, is designed to improve tissue integration and reduce sutureline bleeding. In addition, the Company markets Supple Peri-Guard and Peri-Guard as multi-purpose patching materials for use in specialty surgical procedures.

   The Medical Imaging Software Business has developed VoxelView, high-speed volume imaging software, which provides complete and accurate 3-D rendering of data collected by advanced scanning devices such as spiral CT scanners, magnetic resonance imaging devices ("MRI"), positron emission tomography scanning devices ("PET") and ultrasound sonagraphic devices ("Ultrasound"). This product has been licensed to approximately 70 medical and research institutions as a research tool. The Medical Imaging Software Business is currently focusing its efforts on the development and commercialization of an improved version of VoxelView which is intended to assist physicians in clinical diagnosis, surgical planning and patient screening.

   The Company was incorporated in Minnesota in July 1985. As used herein, the term "Company" refers to Bio-Vascular, Inc. and its wholly-owned subsidiary Vital Images, Incorporated. The Company's principal executive offices are located at 2575 University Avenue, St. Paul, Minnesota 55114-1024, and its telephone number is (612) 603-3700.


                                 THE OFFERING


Common Stock offered.............. 1,500,000 shares.
Common Stock to be outstanding
  after the Offering.............. 8,946,488 shares (1)
Use of proceeds................... Working capital and infrastructure associated with sales and marketing, research and
                                   development and other general corporate
                                   purposes.  See "Use of Proceeds."
Nasdaq symbol..................... BVAS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

   The following table sets forth summary consolidated financial data of the Company and should be read in conjunction with the Consolidated Financial Statements, related Notes thereto and other financial information included herein.

                                          YEARS ENDED OCTOBER 31,            NINE MONTHS ENDED JULY 31,
                                       ----------------------------         ---------------------------
STATEMENT OF OPERATIONS DATA:           1992       1993      1994                1994          1995
                                        ----       ----      ----                ----          ----
 Net revenue........................   $6,011     $6,144   $ 6,632              $ 4,702       $8,131
 Gross margin.......................    3,605      3,628     4,198                2,879        5,564
 Operating income (loss)............     (309)      (457)   (1,431)                (991)         528
 Income (loss) before income taxes..     (145)      (138)   (1,869)              (1,371)         629
 Net income (loss)..................     (159)      (158)   (1,880)              (1,374)         597
 Net income (loss) per share........   $ (.02)    $ (.02)  $  (.26)             $  (.19)      $  .07
 Weighted average shares
   outstanding......................    6,743      7,055     7,277                7,266        8,207

                                                                                    JULY 31, 1995
                                                                                   ---------------
BALANCE SHEET DATA:                                                             ACTUAL    AS ADJUSTED(2)
                                                                                ------    --------------
 Working capital....................                                            $5,121         $
 Total assets.......................                                             9,050
 Long-term debt.....................                                               --
 Shareholders' equity...............                                             7,578

(1) Excludes, as of July 31, 1995, 795,489 shares of Common Stock issuable upon exercise of options outstanding under the Company's stock option plans (the "Stock Option Plans"), which have an average exercise price of $3.10; 266,720 shares of Common Stock issuable upon exercise of other outstanding options (the "Other Options"), which have an average exercise price of $4.12; an additional 556,986 shares of Common Stock reserved for future issuance under the Stock Option Plans; 32,143 shares of Common Stock issuable upon exercise of certain warrants (the "Warrants"), with an exercise price of $4.00; and up to 86,250 shares of Common Stock issuable upon exercise of the warrants to be issued at the completion of this Offering to the Underwriter (the "Underwriter Warrants"). See Note 6 of Notes to Consolidated Financial Statements, "Description of Capital Stock -- Warrants" and "Underwriting."

(2) Adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company at an assumed offering price of $________ per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully.

HISTORY OF LOSSES; UNCERTAIN PROFITABILITY PROSPECTS

  The Company has experienced a net loss during each of the three years in the period ended October 31, 1994, although the Surgical Business has had operating income for each of these years. The imaging business has incurred losses since inception, and the Company does not expect that the Medical Imaging Software Business will be profitable in the near term. There can be no assurance that the Company will achieve profitability for the year ended October 31, 1995, or at any time in the future. Profitability for fiscal 1995 and in the near term thereafter will depend upon the continued success of Peri-Strips, of which there can be no assurance. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

DEPENDENCE ON LUNG VOLUME REDUCTION PROCEDURE

  The growth in revenue and profitability of the Company for the first nine months of fiscal 1995 as compared to the corresponding period in fiscal 1994 was primarily due to increased sales of Peri-Strips. Peri-Strips accounted for approximately 43% of the Company's net revenue for the nine months ended July 31, 1995. The Company believes that sales of Peri-Strips will be the primary factor in revenue growth and profitability in the foreseeable future. This product is used primarily in lung volume reduction ("LVR") surgery, a procedure that was abandoned 35 years ago due to unacceptable mortality and complication rates. The LVR procedure was re-introduced in 1994, modified and enabled by the use of a surgical stapler in combination with the Company's Peri-Strips product. Due to the recent re-introduction of the modified procedure, the number of patients who have undergone the procedure and for whom a clinically acceptable post-operative period of evaluation has elapsed is still relatively small. Similarly, the number of physicians performing the procedure and from whom data is available to the Company is small. Accordingly, there presently does not exist a statistically meaningful body of clinical data from which to draw conclusions concerning the efficacy and long-term outcomes associated with the LVR procedure. The Company believes that patients who have undergone the LVR procedure may require an additional year or more of follow-up examination before the procedure can be properly evaluated by the medical community. If the LVR procedure is ultimately determined to provide only temporary benefits or otherwise results in unfavorable or unacceptable outcomes, this would adversely affect sales of the Company's Peri-Strip product and have a material adverse effect on the Company's results of operations. The success of Peri-Strips will also depend on the acceptance of the product by surgeons performing LVR surgery. The Company estimates that there will be approximately 500 surgeons worldwide trained to perform the LVR procedure by the end of fiscal 1995. Although additional surgeons are being trained, the growth in Peri-Strips sales has been and will continue to be closely related to the number of surgeons trained in the LVR procedure and the willingness of such surgeons to perform the LVR procedure. If the number of surgeons trained and effectively performing the LVR procedure does not grow as rapidly as the Company anticipates, the Company's business, results of operations and financial condition will be adversely affected. Growth in the number of LVR procedures performed is also dependent upon the criteria used by surgeons in selecting patients deemed appropriate candidates for such surgery. If the selection criteria become too rigorous, the number of LVR procedures performed and related sales of the Peri-Strips product may decrease, which would have a material adverse effect on the Company's
business, results of operations and financial condition.   See "Business--
Surgical Business -- Markets and Medical Need."

HIGHLY COMPETITIVE INDUSTRIES AND RISK OF TECHNOLOGICAL OBSOLESCENCE

  The Company faces intense competition in both its Surgical Business and its Medical Imaging Software Business. The medical product and imaging industries are highly competitive and characterized by rapid innovation and technological change. The Company expects technology to continue to develop rapidly, and the Company's success will depend to a large extent on its ability to maintain a competitive position with its technology. There can be no assurance that the Company will be able to compete effectively in the marketplace or that products developed by its competitors will not render its products obsolete or non-competitive. Similarly, there can be no assurance that the Company's competitors will not succeed in developing or marketing products that are viewed by physicians as providing superior clinical performance or are less expensive relative to the Company's products currently marketed or to be developed. Several established companies manufacture and sell surgical products which compete with all of the Company's surgical products, other than Peri-Strips. The Company believes that at least two established companies are developing products intended to compete with Peri-Strips. The competition in the imaging industry is also intense and consists largely of established manufacturers of imaging equipment. The companies with which the Company competes have greater distribution capabilities, substantially greater capital resources and larger marketing, research and development staffs and facilities than the Company. In addition, many of the Company's competitors offer broader product lines within the Company's specific product markets. Broad product lines may give the Company's competitors the ability to negotiate exclusive, long-term medical product supply contracts and the ability to offer comprehensive pricing for their products, including those that compete with the Company's products. By offering a broader product line in the general field of medical products and supplies, competitors may also have a significant advantage in marketing competing products to group purchasing organizations and managed care organizations that increasingly seek to reduce costs. There can be no assurance that the Company will be able to compete effectively with such manufacturers in either its Surgical Business or its Medical Imaging Software Business. See "Business -- Surgical Business -- Competition" and "-- Medical Imaging Software Business -- Competition."

ABILITY TO MANAGE GROWTH

  To support the anticipated growth due to sales of its Peri-Strips product, the Company will require additional supply, manufacturing, quality assurance, inventory management, marketing and sales capabilities. Although the Company is taking steps to meet these needs, there can be no assurance that the Company will be able to secure the necessary personnel and systems capabilities to sustain and support the current rate of growth. See "Business--Surgical Business--Marketing" and "--Manufacturing."

INTELLECTUAL PROPERTY

  The Company protects its technology through trade secrets and proprietary know-how and through patents, both owned and licensed. The Company seeks to protect its trade secrets and proprietary know-how through confidentiality agreements with employees, consultants and other parties. Supple Peri-Guard, which is used in the manufacture of the majority of the Company's Tissue-Guard products, is protected exclusively by trade secrets. There can be no assurance that the Company's trade secrets or confidentiality agreements will provide meaningful protection of the Company's proprietary information or, in the event of a breach of any confidentiality agreement, that the Company will have adequate remedies. There can be no assurance that any pending or future patent applications will result in issued patents, or that any current or future patent, regardless of whether the Company is an owner or licensee of such patent, will not be challenged, invalidated or circumvented or that the rights granted thereunder or under its licensing agreements will provide a competitive advantage to the Company. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that the Company's technology will not infringe patents or other rights owned by others.

  The medical product industry is characterized by frequent and substantial intellectual property litigation, and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of the outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. Litigation may also be necessary to enforce patents issued to the Company and license agreements entered into by the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, or require the Company to seek licenses from third parties or pay royalties that may be substantial. Furthermore, there can be no assurance that necessary licenses would be available to the

Company on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing or selling certain of its products which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business--Intellectual Property."

RISKS ASSOCIATED WITH HUMAN TISSUE PRODUCTS

  Both the United States and Europe have recently focused attention on the safety of tissue banks, spurred by incidents of the transmission of human disease during tissue transplantation. In the United States, recent FDA draft regulations have outlined requirements for tissue banks. The regulations have specifically excluded from regulation medical devices subject to FDA review, including preserved umbilical cord vein grafts such as Biograft. As a result, the Company does not expect Biograft to be subject to tissue bank regulations in the United States and the related expensive donor screening and donor testing procedures. There can be no assurance, however, that the FDA will not impose additional regulatory requirements on Biograft at some later date or that Biograft would be able to meet any such new requirements.

  The future regulatory environment for Biograft in Europe is unclear. While the Medical Device Directive ("MDD") issued by the European Union ("EU") explicitly excludes medical devices derived from human tissue from regulation, certain European medical device manufacturers are actively lobbying for the re-inclusion of such devices in the MDD. If this effort is successful, the earliest date for applying for CE mark approval for Biograft is expected to be 1998. In addition, if extensive donor screening and donor testing requirements are imposed, such requirements could make it uneconomical to sell Biograft in Europe even under the CE mark. Biograft accounted for 12% and 25% of the Company's net revenue and international net revenue, respectively, for the nine months ended July 31, 1995.

EARLY STAGE OF THE MEDICAL IMAGING SOFTWARE BUSINESS

  The Company's imaging business incurred operating losses of $708,000, $790,000 and $1,183,000 in fiscal 1992, 1993 and 1994, respectively, and has incurred an operating loss of $797,000 for the nine months ended July 31, 1995. The Company recently granted a perpetual, exclusive license to its imaging technology for geoscience applications so that the Medical Imaging Software Business could focus exclusively on medical applications of its imaging technology. With this exclusive license, the Company will no longer be receiving revenue from sales for these geoscience applications. The Company does not anticipate that expenses of the imaging business will decrease proportionally to this decrease in revenue. As a result, the imaging business will likely incur operating losses. Currently, the Company has not received FDA 510(k) clearance to market its VoxelView product as a medical product and does not anticipate significant revenues from its medical imaging products in the near term even if FDA clearance is received. The Company expects to continue to invest significant resources in the research and development of VoxelView. The Company believes that successful commercialization of VoxelView primarily depends upon the development of an improved and application specific user interface. In addition, VoxelView currently can only be used on hardware manufactured by a single manufacturer, and therefore, the VoxelView product will be affected in the short term by the success or failure of this hardware manufacturer. Furthermore, the success of the VoxelView software currently under development will depend upon the ability and willingness of physicians to use such 3-D software in clinical diagnosis, surgical planning and patient screening, of which there can be no assurance. See "Business--Medical Imaging Software Business -- Products and Product Development."

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

  The Company's products are purchased by hospitals and other users, which bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Payors may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third-party payors are also increasingly challenging the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. The Company is unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. There can be no assurance that the surgical procedures in which the Company's products are used will continue to be considered cost effective by third-party payors, that reimbursement for such surgeries or imaging services will be available or, if available, that payors' reimbursement levels will not adversely affect the Company's ability to sell its products on a profitable basis. The Company's medical imaging products have been purchased to date by a limited number of medical institutions for research applications. Under the current reimbursement system, end-users of the Company's medical imaging products will not receive reimbursement for such products until FDA marketing clearance for such products has been obtained. In addition, the cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, changes in third-party payors' policies towards reimbursement for procedures using the Company's products or legislative action could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third Party Reimbursement and Cost Containment."

GOVERNMENTAL REGULATION

  The Company's products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the United States Food and Drug Administration ("FDA") and by comparable agencies in foreign countries. In the United States, the FDA regulates the introduction, manufacturing, labeling and recordkeeping procedures for medical devices, including medical imaging software. The process of obtaining marketing clearance from the FDA for new products and new applications for existing products can be time-consuming and expensive, and there is no assurance that such clearances will be granted or that FDA review will not involve delays that would adversely affect the Company's ability to commercialize additional products or additional applications for existing products. In addition, certain of the Company's surgical products that are in the research and development stage may be subject to a lengthy and expensive pre-market approval ("PMA") process with the FDA. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The FDA could also limit or prevent the manufacture or distribution of the Company's products and has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. The FDA, various state agencies and foreign regulatory agencies inspect the Company and its facilities from time to time to determine whether the Company is in compliance with various regulations relating to manufacturing practices, validation, testing, quality control and product labeling. A determination that the Company is in violation of such regulations could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in extreme cases, criminal sanctions.

  Approximately 21% of the Company's net revenue in the first nine months of fiscal 1995 resulted from sales of its products outside the United States through independent distributors. International regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The Company relies on independent distributors to comply with these foreign regulatory requirements and communication between foreign regulatory agencies and the Company is indirect and occurs through the foreign distributor. The inability or failure of independent distributors to comply with the varying regulations or the imposition of new regulations could restrict such distributors' ability to sell the Company's products internationally and thereby adversely affect the Company's business, financial condition and results of operations. See "Business--Governmental Regulation."

  The new registration scheme in the EU requires that the Company's quality system conform with the ISO 9001 international quality standard and that its products conform with the "essential requirements" set forth by the MDD for the class of products produced by the Company. Compliance with these requirements will allow the Company to issue a "Declaration of Conformity" and apply the "CE" mark to products, allowing free sale in the EU. While the Company is currently undergoing a review procedure to verify compliance with the ISO 9001 standard and the essential requirements, there can be no assurance that the Company will obtain the CE mark in a timely manner, or at all. Failure to obtain the CE mark by 1998 would limit the Company's ability to sell its products in Europe and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Governmental Regulation."

EXPOSURE TO PRODUCT LIABILITY CLAIMS; RISK OF PRODUCT RECALL

  The medical product industry historically has been litigious, and the manufacture and sale of the Company's products inherently entails a risk of product liability claims. Since the Company's principal products are designed to be permanently placed in the human body, production errors could result in an unsafe product and injury to the patient. Although the Company maintains product liability insurance in amounts believed to be adequate based upon the nature and risks of its business in general and its actual experience to date, there can be no assurance that one or more liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as the result of any recall of its products due to alleged defects, whether such a recall is instituted by the Company or required by a regulatory agency. On one occasion in 1992, the Company initiated a product recall to correct the mislabeling of one of its surgical tool products. The mislabeling did not result in injury to any patient and did not have an adverse effect on the Company's business, financial condition or results of operations. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON DISTRIBUTOR SALES

Sales to distributors constitute a significant portion of the Company's current business. In the nine months ended July 31, 1995, three domestic distributors accounted for an aggregate of 46.6% of the Surgical Business' gross revenue, with each of such distributors accounting for in excess of 10% of the Surgical Business' gross revenue for the period. There can be no assurance that the Company will be able to maintain its relationships with these significant distributors, or, in the event of termination of any of such relationships, that a new replacement distributor will be found. The loss of a significant distributor could materially adversely affect the Company's business, financial condition and results of operations if a new distributor or other suitable sales organization could not be found on a timely basis in the relevant geographic market. See "Business--Surgical Business--Marketing."

POSSIBLE VOLATILITY OF SHARE PRICE

  The trading price of the Company's Common Stock could be subject to significant fluctuations in response to quarterly variations in the Company's operating results, announcements of technological innovations by the Company or its competitors, governmental regulation and other events or factors. In addition, market prices of securities of medical technology companies have from time to time experienced extreme price and volume fluctuations, which may have been unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely effect the market price of the Company's Common Stock.

DILUTION AND ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock in this Offering will incur immediate dilution in the net tangible book value of their shares. Additional dilution is likely to occur upon exercise of outstanding warrants and stock options. The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

ANTI-TAKEOVER CONSIDERATIONS

  As a Minnesota corporation, the Company is subject to certain anti-takeover provisions of the Minnesota Business Corporation Act (the "MBCA"). The provisions of the MBCA could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the then prevailing market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. See "Description of Capital Stock
- - Certain Limited Liability, Indemnification and Anti-Takeover Provisions."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Common
Stock offered hereby (at an assumed offering price of $      per share), after
deducting the underwriting discount and estimated expenses of this Offering, are
estimated to be approximately $     .

  The Company intends to use the net proceeds of this Offering for working capital and infrastructure associated with sales and marketing, research and development and other general corporate purposes. In addition, the Company may also use a portion of the net proceeds to finance collaborative arrangements or to acquire businesses, assets, technologies or product lines that complement the Company's existing businesses if such transactions could be effected on terms deemed favorable by the Company. The Company from time to time considers such transactions, but currently has no definitive plans or negotiations pending. Pending the use of the net proceeds of this Offering, the Company will invest the funds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is currently quoted on the Nasdaq SmallCap Market under the symbol BVAS. The Company has applied for quotation on the Nasdaq National Market upon completion of this Offering. The following table sets forth, for each of the quarters indicated, the range of high and low bid quotations per share of Common Stock as reported on the Nasdaq SmallCap Market. These prices represent prices between dealers, without mark-up, mark-down or commission, and do not necessarily represent actual transactions.

                                      HIGH     LOW
                                     -------  ------
  FISCAL 1993
   First Quarter...................  $ 5.50    $3.00
   Second Quarter..................    4.00     2.75
   Third Quarter...................    3.00     1.81
   Fourth Quarter..................    4.06     1.81
  FISCAL 1994
   First Quarter...................  $ 3.63    $2.63
   Second Quarter..................    3.81     2.88
   Third Quarter...................    3.75     2.75
   Fourth Quarter..................    5.75     3.25
  FISCAL 1995
   First Quarter...................  $ 5.75    $4.63
   Second Quarter..................    7.38     5.25
   Third Quarter...................   14.63     6.88
   Fourth Quarter (through
     August  , 1995)...............

   For a recent closing bid quotation for the Common Stock, see the cover page of this Prospectus.

                                DIVIDEND POLICY

   The Company has not declared or paid any cash dividends on its Common Stock since its inception, and the Board of Directors presently intends to retain all earnings for use in the business for the foreseeable future.

                                    DILUTION

   As of July 31, 1995, the Company's net tangible book value was $6,913,519, or $.93 per share. Net tangible book value per share represents the amount of the Company's total tangible assets less the Company's total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after July 31, 1995, other than to give effect to the sale of 1,500,000 shares offered by the Company hereby (at an assumed offering price of $_____ per share and after deduction of the estimated underwriting discount and estimated offering expenses), the net tangible book value of the Company as of July 31, 1995 would have been $_____________, or $___ per share. This represents an immediate increase in the net tangible book value of $____ per share to the existing shareholders, and an immediate dilution in net tangible book value of $___ per share to purchasers of Common Stock in the Offering. The foregoing assumes no exercise of outstanding stock options or warrants. As of July 31, 1995, the Company had 795,489 shares of Common Stock issuable upon exercise of options outstanding under the Stock Option Plans, which have an average exercise price of $3.10; 266,720 shares of Common Stock issuable upon exercise of the Other Options, which have an average exercise price of $4.12; an additional 556,986 shares of Common

Stock reserved for future issuance under the Stock Option Plans; 32,143 shares of Common Stock issuable upon exercise of the Warrants with an exercise price of $4.00; and up to 86,250 shares of Common Stock issuable upon exercise of the Underwriter Warrants to be issued at the completion of this Offering. See Note 6 of Notes to Consolidated Financial Statements, "Description of Capital
Stock -- Warrants" and "Underwriting."

                                 CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of the Company as of July 31, 1995 and as adjusted to give effect to the sale by the Company of the 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $_____ per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                         JULY 31, 1995
                                                                     ---------------------
                                                                     ACTUAL    AS ADJUSTED
                                                                     ------    -----------
                                                                        (In thousands)

Short-term debt...............................................        $     6   $
                                                                      =======   ==========
Long-term debt................................................             --
Shareholders' equity:
 Common Stock, $.01 par value; 20,000,000 shares authorized;
  7,446,488 shares issued and outstanding, 8,946,488
  shares issued and outstanding, as adjusted (1)..............             74
                                                                      -------
 Additional paid-in capital...................................         12,167
                                                                      -------
 Accumulated deficit..........................................         (4,250)
                                                                      -------   ----------
 Unearned compensation and restricted stock...................           (413)
                                                                      -------
  Total shareholders' equity..................................          7,578
                                                                      -------   ----------
  Total capitalization........................................        $ 7,578   $
                                                                      =======   ==========

(1) Excludes, as of July 31, 1995, 795,489 shares of Common Stock issuable upon exercise of options outstanding under the Stock Option Plans, which have an average exercise price of $3.10; 266,720 shares of Common Stock issuable upon exercise of the Other Options, which have an average exercise price of $4.12; an additional 556,986 shares of Common Stock reserved for future issuance under the Stock Option Plans; 32,143 shares of Common Stock issuable upon exercise of the Warrants with an exercise price of $4.00; and up to 86,250 shares of Common Stock issuable upon exercise of the Underwriter Warrants to be issued at the completion of this Offering. See
     Note 6 of Notes to Consolidated Financial Statements, "Description of Capital Stock -- Warrants" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1994, are derived from the financial statements of Bio-Vascular, Inc. and Vital Images, Incorporated ("Vital Images") after restatement for the 1994 pooling-of-interests. The consolidated financial statements of Bio-Vascular, Inc. as of October 31, 1993 and 1994 and for the years then ended and the separate financial statements of Vital Images as of December 31, 1991 and 1992, and for the years then ended have been audited by Coopers & Lybrand L.L.P., independent accountants. The separate financial statements of Bio-Vascular, Inc. as of October 31, 1992 and for the year then ended have been audited by Deloitte & Touche LLP, independent accountants. The separate financial statements of Bio-Vascular, Inc. as of October 31, 1990 and 1991, and for the years then ended and the separate financial statements of Vital Images as of December 31, 1990 and for the year then ended have been audited by independent accountants. Vital Images financial statements were reported on a calendar year basis prior to the merger with Bio-Vascular. Vital Images financial statements have been restated to be on a fiscal year basis for the year ended October 31, 1993. Vital Images financial statements prior to fiscal 1993 are combined on a calendar year basis with Bio-Vascular fiscal years ended October 31. Accordingly, results for Vital Images for the months of November and December 1992 are included in both the 1992 and 1993 amounts below. Vital Images' revenues were $404 and the net loss was $33 during this two-month period. The selected financial data presented below for the nine-month periods ended July 31, 1994 and 1995 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements reflect all normal recurring adjustments necessary to present fairly the financial data for the unaudited periods described above.
The results of operations of the Company for the nine-month period ended
July 31, 1995 should not necessarily be taken as indicative of the results of operations that may be expected for the entire fiscal year ending October 31, 1995.

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" appearing elsewhere in this Prospectus.


                                                          YEARS ENDED OCTOBER 31,            NINE MONTHS ENDED JULY 31,
                                             --------------------------------------------   ----------------------------
                                              1990     1991      1992      1993     1994            1994        1995
                                              ----     ----      ----      ----     ----            ----        ----
STATEMENTS OF OPERATIONS DATA:
  Net revenue..............................  $4,423   $5,086   $6,011    $6,144   $ 6,632         $ 4,702      $8,131
  Gross margin.............................   2,358    3,349    3,605     3,628     4,198           2,879       5,564
  Operating income (loss)..................    (280)    (294)    (309)     (457)   (1,431)           (991)        528
  Income (loss) before extraordinary item..    (345)    (337)    (159)     (158    (1,880)         (1,374)        597
  Extraordinary item-gain on early
    extinguishment of debt.................      --       59       --        --        --              --          --
  Net income (loss)........................    (345)    (278)    (159)     (158)   (1,880)         (1,374)        597
  Per common share data:
    Loss before extraordinary item.........    (.07)    (.05)    (.02)     (.02)     (.26)           (.19)        .07
    Extraordinary item.....................      --      .01       --        --        --              --          --
    Net income (loss) per share............  $ (.07)  $ (.04)  $ (.02)   $ (.02)  $  (.26)        $  (.19)     $  .07
  Weighted average shares outstanding......   4,630    6,162    6,743     7,055     7,277           7,266       8,207

BALANCE SHEET DATA:
  Working capital..........................  $1,039   $5,241   $5,535    $6,577   $ 5,236         $ 5,576      $5,121
  Total assets.............................   4,359    8,283    8,626     9,469     7,913           8,108       9,050
  Long-term debt...........................   1,087      167       99        52        --              --          --
  Shareholders' equity.....................   2,119    7,449    7,643     8,477     6,786           7,217       7,578

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

          The Company has two business segments which market products on a worldwide basis. Its primary business is the Surgical Business, which develops, manufactures and markets proprietary specialty medical products, for use in thoracic, cardiac, neuro and vascular surgery. The Company, through its wholly-owned subsidiary, Vital Images, also develops, markets and supports certain software products for interactive visualization and analysis of three dimensional image data for medical applications. Net revenue generated by Vital Images is derived from software licensing and maintenance fees.

          The Company has been in a period of significant growth, driven primarily by the revenue contribution of its Peri-Strips product (part of the Tissue-Guard product line). Peri-Strips, which enables LVR surgery for late-stage emphysema patients, received marketing clearance from the FDA in May 1994 but was not released fully to the market until late October 1994. Net revenue resulting from sales of Peri-Strips increased from $249,000 for the nine months ended July 31, 1994 to $3,533,000 for the nine months ended July 31, 1995. The Company anticipates that sales of Peri-Strips will continue to constitute an increasing share of the Company's revenue. To accommodate growth in its Peri-Strips business, the Company, beginning in April 1994, made significant additional investments in personnel, plant and infrastructure, including moving to a new and larger manufacturing facility for the Surgical Business in July 1995. Further increases in all areas, especially marketing and support personnel additions, are planned to support anticipated Peri-Strips sales growth. Due to the recent re-introduction of the modified LVR procedure, there presently does not exist a statistically significant body of clinical data from which to draw conclusions concerning the efficacy and long-term outcomes associated with the LVR procedure. Accordingly, the rate and pattern of growth, if any, of the Peri-Strips business, and its related personnel, plant and infrastructure support requirements, are especially difficult to predict.

          The Company acquired Vital Images on May 24, 1994. The acquisition was a "pooling-of-interests," and financial results for all reporting periods have been restated as if Vital Images had been merged into the Company from inception. Historically, Vital Images was engaged in developing and marketing 3-D volume rendered, imaging software for various disciplines and industries, but principally for confocal microscopy, other medical research, and gas and oil exploration (the "Imaging Business"). After the acquisition, the Company decided to exit the microscopy business due to the limited market opportunity in microscopy and its relatively low margins. Although the Company continues to provide support to existing microscopy customers, it does not actively pursue new microscopy customers. At the time of the acquisition, the largest near-term market opportunity for the Imaging Business was the VoxelGeo product for gas and oil exploration applications. The Company funded the research and development of the second generation of this product, VoxelGeo 2.0, in order to generate revenue to fund future development of clinical medical applications of the Company's imaging software. In the process of developing VoxelGeo 2.0, the Company rewrote the entire code of its core 3-D volume rendering technology. A significant portion of all of the Company's 3-D volume rendered imaging software results from certain "core technology," and therefore improvements or changes to this "core technology" advance all applications of the software. In order to conserve resources and receive the benefit of industry expertise, the Company entered into a global marketing alliance in August 1994 with CogniSeis Development, Inc. ("CogniSeis"), a company with complementary software technologies for gas and oil exploration and an established presence in the industry. Under the agreement, CogniSeis assumed exclusive marketing and customer support responsibilities for VoxelGeo in exchange for 50% of software license and maintenance fee revenue.

          In order to concentrate the Imaging Business on medical applications, the Company entered into a source code license agreement in August 1995 with CogniSeis, granting it a worldwide, perpetual, exclusive license for use in gas and oil exploration applications. Under this agreement, CogniSeis becomes both the exclusive developer and exclusive marketer of VoxelGeo. Upon validation of the source code by CogniSeis, the Company will receive a license fee payment of $1.5 million, which will be recorded as revenue at that time. The Company anticipates that such payment will be made in the fourth quarter of fiscal 1995. The agreement further provides for the payment to the Company on a quarterly basis of royalties based upon the receipt of revenues generated by VoxelGeo, which payments, if any, the Company anticipates will begin in calendar 1997. Royalties will terminate upon the earlier of March 31, 2001 or the aggregate payment of $2.0 million in royalties.

          The Company's Imaging Business is now dedicated to the development of medical applications of its imaging technology. Excluding the one-time source code license fee discussed above, the Company anticipates that its Imaging Business revenue will continue to decrease in the near term due to declining microscopy revenue and no additional VoxelGeo revenue until 1997, when royalties on VoxelGeo are anticipated to begin. Historically, microscopy and gas and oil exploration revenue has accounted for more than 70% of the Imaging Business revenue. In addition, the Company does not anticipate that expenses of the Imaging Business will decrease proportionally to the decrease in revenue as the Company intends to continue to invest in VoxelView. The Company does not have FDA 510(k) clearance to market its VoxelView product as a medical product, and does not anticipate significant revenues from its medical imaging products in the near term even if FDA clearance is received.

RESULTS OF OPERATIONS

          The following table sets forth the net revenue, gross margin and operating income (loss) of the Company and for each business segment for the periods shown:

                             YEARS ENDED OCTOBER 31,      NINE MONTHS ENDED JULY 31,
                           ----------------------------  ----------------------------
                            1992     1993       1994          1994           1995
                           -------  -------  ----------  -------------  -------------
                                                 (IN THOUSANDS)
NET REVENUE
  Surgical...............  $4,185   $4,423   $   4,952        $ 3,401         $7,046
  Imaging................   1,826    1,721       1,680          1,301          1,085
                           ------   ------   ---------        -------         ------
    Total................   6,011    6,144       6,632          4,702          8,131
                           ======   ======   =========        =======         ======

GROSS MARGIN
  Surgical...............   2,519    2,586       3,028          1,981          4,667
  Imaging................   1,086    1,042       1,170            898            897
                           ------   ------   ---------        -------         ------
    Total................   3,605    3,628       4,198          2,879          5,564
                           ======   ======   =========        =======         ======

OPERATING INCOME (LOSS)
  Surgical...............     399      333         171             24          1,325
  Imaging................    (708)    (790)     (1,183)          (591)          (797)
                           ------   ------   ---------        -------         ------
    Total................    (309)    (457)     (1,431)*         (991)*          528
                           ======   ======   =========        =======         ======

          *Includes approximately $420 of acquisition costs not allocated to a business segment.


COMPARISON OF THE NINE MONTHS ENDED JULY 31, 1995 WITH THE NINE MONTHS ENDED JULY 31, 1994

          Net Revenue. Net revenue increased 73% to $8,131,000 for the nine months ended July 31, 1995 from $4,702,000 for the nine months ended July 31, 1994. Net revenue of the Surgical Business increased 107% to $7,046,000 for the nine months ended July 31, 1995 from $3,401,000 for the comparable period in the previous year. These increases were substantially due to increases in sales of Peri-Strips, which increased to $3,533,000 for the nine months ended July 31, 1995 from $249,000 for the nine months ended July 31, 1994.

          Net revenue from sales of the other products in the Tissue-Guard product line, Dura-Guard, Vascu-Guard, Supple Peri-Guard and Peri-Guard, increased by 80% to $1,193,000 for the nine months ended July 31, 1995 from $664,000 for the nine months ended July 31, 1994. Approximately 10% of this increase was due to sales of Dura-Guard, which received marketing clearance from the FDA in June 1995. The Company believes that the increase in sales of the other Tissue-Guard products was the result of the Company's heightened visibility in the surgical community.

          Net revenue from sales of Biograft decreased 20% for the nine months ended July 31, 1995 when compared to the nine months ended July 31, 1994. Biograft revenue has been decreasing since late fiscal 1993. The Company believes that the revenue decrease is a result of a trend towards non-surgical intervention for peripheral vascular obstruction and the higher price of Biograft when compared to synthetic grafts.

          Net revenue from sales of surgical productivity tools (Flo-Rester and the Bio-Vascular Probe) increased 7% for the nine months ended July 31, 1995 when compared to the nine months ended July 31, 1994. The Company believes that sales of these products will not increase materially from current levels in the foreseeable future.

          Net revenue of the Imaging Business decreased 17% to $1,085,000 for the nine months ended July 31, 1995 from $1,301,000 for the nine months ended July 31, 1994 due primarily to the delayed release of VoxelGeo 2.0, the CogniSeis revenue sharing agreement, and the Company's decision not to actively pursue new customers in the microscopy market.

          Gross Margin. The gross margin percentage increased to 68% of net revenue for the nine months ended July 31, 1995 from 61% of net revenue for the nine months ended July 31, 1994. Gross margin percentages of the Surgical Business were 66% and 58% for the nine months ended July 31, 1995 and 1994, respectively. The vast majority of gross margin improvement was due to changes in product mix as a result of the large volume of Peri-Strips sales, the spreading of overhead costs over a larger volume of production, and, to a lesser extent, initial improvement in productivity related to the manufacture of Peri-Strips. The Company believes that gross margin as a percent of net revenue is likely to decrease in the short term due to increased overhead associated with the facility and additional operations and quality assurance personnel.

          Selling, General and Administrative. Selling, general and administrative expense increased 47% to $3,491,000 for the nine months ended July 31, 1995 from $2,378,000 for the nine months ended July 31, 1994, but decreased as a percent of net revenue between comparable periods to 43% from 51%. The increase in expense was attributable entirely to the Surgical Business and the increases in personnel and related overhead required to support the Company's revenue growth.

          Research and Development. Research and development expense increased 45% to $1,545,000 for the nine months ended July 31, 1995 from $1,068,000 for the nine months ended July 31, 1994. The Surgical Business and the Imaging Business accounted for 31% and 69%, respectively, of these expenditures for the nine months ended July 31, 1995, as compared to 28% and 72%, respectively, of these expenditures for the nine months ended July 31, 1994. The majority of the research and development expense for the Imaging Business was attributable to advancing the core technology associated with the development of VoxelView. Developing and manufacturing software is expensive and the investment in product development often involves a long pay-back cycle. The Company's plans include continued investment in software development for medical applications for which significant revenue is not anticipated in the near term. The Company expects that expenditures for research and development in the Surgical Business will grow, while those for the Imaging Business will remain at the current level for the foreseeable future.

          Operating Income (Loss). Operating income was $528,000 for the nine months ended July 31, 1995, compared to an operating loss of $991,000 for the nine months ended July 31, 1994. All of the operating income in the nine months ended July 31, 1995 was attributable to the Surgical Business, principally due to the increased revenue from sales of Peri-Strips. The operating loss incurred in the nine months ended July 31, 1994 includes one-time acquisition costs of approximately $420,000 related to the Vital Images transaction.

          Other Income and Expense. The Company had net other income of $101,000 in the nine months ended July 31, 1995. In the nine months ended July 31, 1994, the Company had net other expense of $380,000 primarily due to capital losses on an investment in mutual fund shares of the Piper Jaffray Institutional Government

Income Portfolio in which the Company invested in 1994 (the "Fund"). The Fund invested in various bonds and other obligations issued or guaranteed as to payment of principal and interest by the United States Government. Included in the investments of the Fund were mortgage-related securities and their derivatives, such as interest-only and principal-only securities and inverse floating rate securities. During the first quarter of calendar 1994, the Fund's value declined. The Company closely monitored its investment in the Fund and held discussions with the Fund's management concerning their recovery strategy. The Company decided to sell its shares in the Fund when it believed that any meaningful recovery was no longer possible in a reasonable timeframe, and as concern about the Fund continued to aggravate the immediate downside potential. The Company liquidated these mutual fund shares late in fiscal 1994.

          Affiliates of the Fund have entered into a settlement agreement with plaintiffs in certain litigation relating to the Fund. The settlement agreement has received preliminary approval from the United States District Court where the litigation is venued, but is subject to acceptance by a large percentage of the Fund shareholders. The Company would be entitled to participate in the settlement payment if the settlement agreement is accepted by Fund shareholders and receives final court approval. The amount and timing of any such settlement payment to the Company is not yet determinable.

          Income Taxes. The Company has recorded a provision for income taxes of $32,000 for the nine months ended July 31, 1995 representing its estimated effective income tax rate for 1995. The provision for income taxes for the nine months ended July 31, 1994 represented alternative minimum taxes. As of October 31, 1994, the Company had net operating loss ("NOL") carryforwards of approximately $1,000,000 available to offset income from operations which the Company now expects to fully utilize in fiscal 1995. The Company also has research and experimentation tax credit carryforwards. It also has carryforwards of $500,000 available to offset future capital gains and $2,400,000 of carryforwards arising from pre-merger losses of Vital Images available to offset post-merger income of Vital Images if it reaches profitability. A portion of the pre-merger loss carryforwards that may be used in any year is restricted due to limitations resulting from the significant change of ownership. These carryforwards begin to expire in 2005. The deferred tax assets associated with the pre-merger carryforwards and the capital loss carryforward have been totally offset by a valuation allowance because of uncertainty that sufficient taxable income will be generated prior to the expiration of the carryforwards.

COMPARISON OF THE YEAR ENDED OCTOBER 31, 1994 WITH THE YEAR ENDED OCTOBER 31,
1993

          Net Revenue. Net revenue increased 8% to $6,632,000 for fiscal 1994 from $6,144,000 for fiscal 1993. The increase was due entirely to a 12% increase in revenue of the Surgical Business when comparing these periods. Tissue-Guard net revenue increased 88% to $1,675,000 for fiscal 1994 from $891,000 for fiscal 1993. Peri-Strips accounted for 88% of the increase in Tissue-Guard product line net revenue.

          Biograft net revenue decreased 14% for fiscal 1994 when compared to fiscal 1993. The Company believes that this decline was strongly influenced by the changing health care environment, specifically cost containment, which prompted surgeons to choose drug therapy more frequently than surgical intervention in the treatment of peripheral vascular disease. Net revenue of the surgical productivity tools increased 3% between fiscal 1994 and fiscal 1993.

          Net revenue of the Imaging Business decreased 2% between fiscal 1994 and fiscal 1993. The Company believes that the decrease, which was primarily in software license revenues, arose from the market's anticipation of VoxelGeo 2.0 and customers' decisions to delay software purchases until the delivery of this version of the VoxelGeo software, offset by maintenance revenue increases.

          Gross Margin. The gross margin percentage increased to 63% of net revenue for fiscal 1994 from 59% of net revenue for fiscal 1993. Gross margin percentages of the Surgical Business were 61% and 58% in fiscal 1994 and fiscal 1993, respectively. This improvement in the Surgical Business gross margin was primarily due to the lower average cost of labor associated with the addition of significant numbers of entry-level production personnel in response to anticipated sales increases of Peri-Strips. Gross margin percentages of the Imaging Business were 70% and

60% in fiscal 1994 and 1993, respectively. The increase in the Imaging Business gross margin percentage was due to product and service mix.

          Selling, General and Administrative. Selling, general and administrative expense increased 13% to $3,541,000 for fiscal 1994 from $3,126,000 for fiscal 1993 and increased slightly as a percentage of sales to 53% for fiscal 1994 from 51% for fiscal 1993. The increase in expense was primarily attributable to retention of a Chief Operating Officer in April 1994 and the increased level of business activity of the Surgical Business.

          Research and Development. Research and development expense increased 74% to $1,669,000 for fiscal 1994 from $959,000 for fiscal 1993 and increased as a percentage of net revenue to 25% for fiscal 1994 from 16% in fiscal 1993. The majority of the increase was attributable to advancing the core technology of the Imaging Business concurrent with the development of VoxelGeo 2.0. In both fiscal 1994 and fiscal 1993, 25% of research and development expenditures were for the Surgical Business and 75% were for the Imaging Business.

          Acquisition Costs. The costs of the acquisition of Vital Images, which were all incurred in fiscal 1994 were $420,000. These one-time costs, which accounted for 29% of the operating loss incurred by the Company in fiscal 1994, were for legal, accounting, and other professional fees.

          Operating Income (Loss). The Company had operating losses of $1,431,000 and $457,000 in fiscal 1994 and fiscal 1993, respectively. The Surgical Business had operating income of $171,000 and $333,000 and the Imaging Business had operating losses of $1,183,000 and $790,000 for fiscal 1994 and fiscal 1993, respectively. The increase in the Company's operating loss arose primarily from the increase in research and development expenditures and the cost of the acquisition of Vital Images.

          Other Income and Expense. During fiscal 1994, the Company invested some of its excess cash in the Fund. The Company sold its investment in the Fund during September and October of 1994 and realized a capital loss of $610,000 which resulted in net other expense of $438,000 in that fiscal year.

          Income Taxes. The tax provisions recorded in fiscal 1994 and fiscal 1993 represented alternative minimum taxes due to limitations in the use of NOL carryforwards and state minimum taxes.

COMPARISON OF THE YEAR ENDED OCTOBER 31, 1993 WITH THE YEAR ENDED OCTOBER 31,
1992

          Net Revenue. Net revenue increased 2% to $6,144,000 for fiscal 1993 from $6,011,000 for fiscal 1992. All of the increase was attributable to the Surgical Business, and primarily to increased revenue from Biograft and Supple Peri-Guard. Net revenue from the Surgical Business increased by 6% and net revenue from the Imaging Business decreased by 6%. The increase in Surgical Business net revenue was solely as a result of increases in unit sales volumes, as average selling prices for all Surgical Business products effectively decreased due to a greater number of sales made to distributors at wholesale prices.

          Supple Peri-Guard, an alternative soft-tissue patch developed by the Company, was introduced to international markets at the beginning of fiscal 1992 and to the domestic market at the beginning of fiscal 1993. Net revenue from this product increased 296% between fiscal 1992 and fiscal 1993.

          Net revenue from sales of Biograft increased 23% from fiscal 1992 to fiscal 1993, with large increases in the first part of 1993 relative to 1992, offset by decreasing revenue and unit sales in the latter half of 1993 as proposed health care reform and cost concerns accelerated. Net revenue from surgical productivity tools decreased 7% between fiscal 1992 and fiscal 1993.

          The 6% decrease in Imaging Business net revenue between fiscal 1992 and fiscal 1993 was primarily the result of an increase in maintenance revenue which was offset by a decrease in software license revenue. The increase in maintenance revenue was due to maintenance contracts from an increasing installed base of software.

          Gross Margin. Gross margin percentages of both the Surgical Business and Imaging Business were relatively flat for fiscal 1993 and fiscal 1992.

          Selling, General and Administrative. Selling, general and administrative expense decreased 7% to $3,126,000 for fiscal 1993 from $3,349,000 for fiscal 1992, and decreased as a percentage of net revenue to 51% for fiscal 1993 from 56% for fiscal 1992, due to reduced staffing levels in both business segments.

          Research and Development. Research and development expense increased 70% to $959,000 for fiscal 1993 from $565,000 for fiscal 1992 and was 16% and 9% of net revenue for those respective years. Research and development expense of the Surgical Business increased to $240,000 for fiscal 1993 from $46,000 for fiscal 1992. This increase was the early result of a strategic decision to develop a full research and development capability for the Surgical Business. Research and development expense of the Imaging Business increased 39% to $719,000 for fiscal 1993 from $519,000 for fiscal 1992.

          Operating Income (Loss). The Company had operating losses of $457,000 and $309,000 in fiscal 1993 and fiscal 1992, respectively. The Surgical Business had operating income of $333,000 and $399,000 and the Imaging Business had operating losses of $790,000 and $708,000 in fiscal 1993 and fiscal 1992, respectively.

          Other Income and Expense. During fiscal 1993, the Company made its first investment in the Fund. The Company sold its investment in the Fund in fiscal 1993, realizing a capital gain of $101,000. Dividend and capital gain income on this investment contributed significantly to the Company's net other income of $319,000 in fiscal 1993. In fiscal 1992, the Company had net other income of $165,000.

          Income Taxes. The tax provisions recorded in fiscal 1993 and fiscal 1992 represented alternative minimum taxes due to limitations in the use of NOL carryforwards and state minimum taxes.

LIQUIDITY AND CAPITAL RESOURCES

          The Company's cash, cash equivalents and marketable securities balances decreased by $1,497,000 to $2,122,000 at July 31, 1995 from $3,619,000 at October 31, 1994. Working capital at July 31, 1995 was $5,121,000, decreasing from $5,236,000 at October 31, 1994.

          Historically, the cash needs of the Company have been met by cash generated from operations and investments. During the nine months ended July 31, 1995, the Company used $1,541,000 to increase levels of inventories and accounts receivable associated with the growth in Surgical Business revenue.
The Company made capital expenditures during this period primarily for the Surgical Business totaling $1,297,000, which included $246,000 for manufacturing equipment and modular workspace, $300,000 for computer hardware and software, and $948,000 for leasehold improvements, of which $300,000 was refunded and an additional $300,000 is refundable upon certification of completion of the new facility construction. The Company anticipates making capital expenditures of less than $400,000 in the fourth quarter of fiscal 1995. The Company currently has no commitments or plans for material capital expenditures in fiscal 1996. Investments in marketable securities which matured provided $1,271,000 during the nine months ended July 31, 1995.

          The Company believes its present level of cash and cash equivalents, as well as the proceeds of this Offering, will be sufficient to satisfy the Company's cash requirements for the foreseeable future.

INFLATION

          Management believes that inflation has not had a material effect on the Company's results of operations or financial condition.

FOREIGN CURRENCY TRANSACTIONS

          Substantially all of the Company's international transactions are denominated in U.S. dollars. Fluctuations in currency exchange rates may therefore reduce the demand for the Company's products by increasing the price of the Company's products in the currency of the countries in which the products are sold.

QUARTERLY OPERATING DATA

          The following table sets forth certain unaudited operating data for the four quarters in fiscal 1993 and 1994 and the first three quarters of fiscal 1995. In the opinion of management, the data includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein.

                                           1993                                   1994                                1995
                          -------------------------------------   -------------------------------------  ---------------------------
                           First     Second    Third     Fourth    First     Second    Third     Fourth    First    Second    Third
                          Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter  Quarter
                          --------  --------  --------  --------  --------  --------  --------  --------  --------  -------  -------
                                                           (In thousands, except per share data)
Net revenue............... $1,645    $1,633    $1,478    $1,388    $1,569    $1,574    $1,559    $1,930    $2,126    $2,817   $3,189
Gross margin..............    959       992       871       806       925     1,006       947     1,320     1,445     1,928    2,191
Operating income (loss)...    (71)     (102)      (67)     (217)     (284)     (299)     (408)     (440)     (153)      206      475
Net income (loss).........     17       (51)      (28)      (96)     (243)     (250)     (881)     (506)     (115)      238      474
Net income (loss) per
  share................... $  .00    $ (.01)   $ (.00)   $ (.01)   $ (.03)   $ (.03)   $ (.12)   $ (.07)   $ (.02)   $  .03   $  .06

          The first through third quarters of 1994 were impacted by acquisition costs of $420,000, while the third and fourth quarters of 1994 were impacted due to non-operating losses of $539,000 and $71,000, respectively, arising from the Company's investment in the Fund. The Company expects to receive a one-time license fee payment of $1,500,000 in the fourth quarter of fiscal 1995 as a result of its license of VoxelGeo to CogniSeis for gas and oil exploration applications. With this exclusive license, the Company will no longer be receiving revenue from sales of VoxelGeo until royalty payments, if any, under the licensing agreement begin, which are anticipated to begin in calendar 1997. In addition, the Company does not anticipate that expenses of the Imaging Business will decrease proportionally to the decrease in revenue as the Company intends to continue to invest in VoxelView. As a result, operating data in future consecutive and comparable quarters may not compare favorably to the fourth quarter of fiscal 1995.

                                    BUSINESS
GENERAL

          The Company's operations include a surgical business ("Surgical Business") and a medical imaging software business ("Medical Imaging Software Business"). The Surgical Business has constituted and is expected to constitute the majority of the Company's net revenue and earnings, if any, for the foreseeable future.

     In its Surgical Business, the Company develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery. Tissue products offered by the Company include the Tissue-Guard product line and the Biograft peripheral vascular graft. The Tissue-Guard product line includes various configurations of bovine pericardium processed using the Company's proprietary tissue-fixation technologies. These products are designed to be used in a variety of surgical procedures for reinforcing, reconstructing and repairing tissue and preventing leaks of air, blood and other body fluids. Peri-Strips was introduced in 1994 and has been responsible for the Company's revenue growth in fiscal 1994 and fiscal 1995. The Biograft peripheral vascular graft is used to bypass blocked blood vessels and is produced from modified human umbilical veins. The Surgical Business also markets and sells two surgical productivity tools used in cardiac and vascular surgery.

     In May 1994, the Company acquired Vital Images, a company involved in the development, marketing and support of certain software products for three-dimensional ("3-D") visualization and analysis of image data. The Company recently granted an exclusive, perpetual source code license for its geoscience imaging technology and is focusing its imaging technology exclusively on medical applications. The Company developed VoxelView, high speed volume imaging software, which has been licensed to approximately 70 medical and research institutions as a research tool. The Medical Imaging Software Business is currently focusing its efforts on developing an improved version of VoxelView intended to assist physicians in clinical diagnosis, surgical planning and patient screening.

STRATEGY

     The Company's long-term business strategy is to leverage its proprietary technologies in tissue processing and bio-materials to become a leader in implantable tissue products used in a wide variety of surgical specialties and procedures. Additionally, the Company plans to further develop its Medical Imaging Software Business to provide innovative 3-D visualization software for the purposes of clinical diagnosis, surgical planning and patient screening.

     The following are key elements of the Company's business strategy:

 .  Broaden Surgical Product Line.  The Company will continue to expand its
   Tissue-Guard product line by leveraging its proprietary tissue-processing technologies to create new and unique product configurations for specific surgical procedures in which tissue must be repaired or the leakage of air, blood or other body fluids creates patient risk.

 . Emphasize Clinical Advantage. The Company focuses on developing products which enable surgical procedures to be more clinically effective by reducing patient risk and improving surgical outcomes.

 . Develop Physician Relationships. The Company's marketing and sales strategy emphasizes building strong working relationships with surgeons, radiologists and other medical personnel in order to assess and satisfy their needs for products and services. The Company will continue to sponsor both domestic and international training sessions to educate physicians in the use of the Company's products. The Company expects that as these relationships develop and as use of the Company's Tissue-Guard products becomes more widespread, surgeons will develop additional uses for these products.

 . Commercialize Medical Imaging Technology. The Company intends to use its research and development capability and its current presence in leading medical teaching institutions such as Duke University and Stanford Medical Center to further develop and permit commercialization of its 3-D visualization software for clinical diagnosis, surgical planning and patient screening.

 . Reduce Production Costs. The Company seeks to design and develop cost competitive products that have significant clinical advantages. In addition, the Company will continue to improve its manufacturing processes to achieve decreases in per unit production cost while maintaining the highest level of quality assurance and physician satisfaction.

 . Increase International Market Presence. The Company intends to increase international physician training and marketing activities to promote acceptance of its core technologies in markets outside the United States. The Company also expects to expand and strengthen its distribution network to address additional foreign markets.

SURGICAL BUSINESS

     MARKETS AND MEDICAL NEED

     While the trend in medicine is toward less invasive surgical procedures, substantially all surgical procedures, whether invasive or not, involve the cutting of tissue to access, repair or remove tissue at or from the surgical site. Tissue which has been cut must either be repaired or replaced so that it can heal properly. Proper repair of incised tissue is dependent upon a number of variables, including whether (i) the repair must be leak-proof, either for air, blood or other body fluids, (ii) the incised tissue is under tension or subject to shrinkage such that additional tissue is needed to bridge the two tissue surfaces to be repaired, and (iii) the tissue subject to the repair must be strengthened to accommodate the natural stresses of the human body. In certain instances, suturing of two tissue surfaces will be effective. In other instances, however, a patching material, whether autologous (from the body of the patient), synthetic (from man-made materials) or tissue-based (from processed living tissue), may be needed. The Company's tissue-based products are designed to fulfill the medical need for repairing human tissue and preventing leaks at the surgical site in certain existing surgical procedures, as well as offering a potential medium for techniques and procedures currently being developed.

     The Company's core competency is the development and manufacture of tissue-based, implantable medical products for use by surgeons in various surgical procedures where reinforcing, reconstructing and repairing tissue and preventing leaks of air, blood or other body fluids is necessary for the achievement of a favorable outcome. Historically, surgeons primarily used autologous tissue in situations where tissue repair was necessary. Harvesting the autologous material, which is still performed in many circumstances, necessarily requires that the surgeon cut into another part of the patient's body. The second surgical site increases the cost of the procedure and lengthens the time the patient is under anesthesia, thereby increasing the risk of complication and resulting in additional pain and recovery time for the patient. To the extent a surgeon is confident that the performance of a readily available medical product, whether tissue-based or synthetic, is equal to or is better than the patient's own tissue, the Company believes the surgeon will choose the tissue-based or synthetic product to avoid a second surgical site as a means of reducing costs and improving outcomes.

     Surgical procedures that are enabled or enhanced by the Company's tissue-based products include lung volume reduction, craniotomy, carotid endarterectomy and lower limb vascular reconstruction. Sales of the

Company's products used in these procedures accounted for 50% of the Company's net revenue in fiscal 1994 and 70% of the Company's net revenue in the nine months ended July 31, 1995.

     Lung Volume Reduction (LVR) Surgery. Emphysema, most often caused by cigarette smoking, is a progressive disease of the lungs characterized by air-filled expansions or pocket-like blisters in the tissue of the lungs. Because the air in the lungs cannot be fully expelled, the effort to inhale fresh air becomes increasingly difficult, pushing the lung walls farther out and causing the lungs to expand and lose their elasticity. The diaphragm, the major muscle used for breathing, becomes flattened and loses its ability to function. As the disease advances and patient health is progressively compromised, breathing becomes more difficult. Persons with late-stage emphysema eventually become incapable of even minor physical activity and often become dependent upon continuous supplemental oxygen even when at rest. As a result, late-stage emphysema can significantly reduce mobility, leaving individuals with late-stage emphysema unable to care for themselves or engage in normal daily activities. Because of the weakened respiratory condition of these patients, common illnesses involving pulmonary functions can result in emergency room visits and hospitalization.

     Non-surgical therapies for patients suffering from emphysema include (i) bronchodilators (pills and inhalers), to open up airways to temporarily relieve wheezing or shortness of breath, (ii) steroids, to reduce inflammation in the airways, (iii) pulmonary rehabilitation, to increase endurance, and (iv) oxygen supplements to help decrease the feeling of shortness of breath. Each of these non-surgical therapies, however, offers only temporary relief and each becomes less effective as the disease progresses. Data gathered by the Company indicates that the cost of medication and oxygen supplements for late-stage emphysema patients can range from $5,000 to $8,000 annually. In addition, for persons suffering the effects of late-stage emphysema, the need for periodic emergency room care can increase costs substantially.

     Lung transplantation is the only known cure for emphysema. A lung transplant surgical procedure, however, costs up to $250,000 and is typically used only as a last resort because of the high degree of risk associated with the procedure, an inadequate supply of donor lungs, and the requirement that the patient receive anti-rejection drugs for the remainder of his or her lifetime. Only 688 lung transplants were performed in the United States in 1994.

     In the 1950s, a surgical procedure was developed to treat the symptoms of late-stage emphysema by removing damaged lung tissue. Due to air leaks around the suture lines, these experimental LVR procedures resulted in a high mortality rate and long, painful post-surgical recovery periods. As a result, the LVR procedure was abandoned. In the late 1980s, various surgeons began to develop specialized techniques for accessing and resecting the lung. The use of surgical staples was introduced to perform the LVR procedure more quickly, a particularly important consideration in light of the debilitated condition of the patients requiring the surgery. Despite many advances in the LVR procedure, multiple small air leaks caused by the staples in the lung continued to limit the effectiveness of the procedure. In 1994, Dr. Joel Cooper, a pioneer in lung transplant surgery, modified the LVR procedure using strips of Supple Peri-Guard to reinforce the staple line to prevent air leakage around the staples.

     During LVR surgery, the surgeon collapses one lung, while allowing the patient to continue breathing with the other lung with supplemental oxygen. Using a stapling device, the surgeon removes sections of damaged tissue, typically 20% to 30% of each lung. The Company's Peri-Strips, manufactured from processed bovine pericardium, are used to strengthen these staple lines and prevent air leakage. By removing the most diseased tissue, the remaining lung tissue has room to expand, improving breathing capacity by, among other things, enabling the muscles used in breathing to regain their function and allowing the rib cage and diaphragm to return to their normal size. The Company estimates that the current cost of an LVR surgical procedure ranges from $30,000 to $45,000 per procedure.

     The American Lung Association estimates that in 1992 there were approximately 1.9 million Americans suffering from emphysema. The LVR procedure, however, is currently only being performed on a small portion of these patients who have late-stage emphysema and who meet certain criteria established by the attending surgeons. Currently, most surgeons require that an LVR candidate be less than 75 years old, quit smoking at least six months prior to LVR surgery, have no documented history of heart disease or previous lung surgery and have no other major diseases. In addition, most surgeons performing the LVR procedure require that candidates have documented lung function testing and chest x-rays detailing the severity of the condition. The Company believes that the patient selection criteria will continue to be refined as surgeons become more familiar with the LVR procedure and as long-term clinical results become available.

     While LVR surgery is not a cure for emphysema, the results from the procedure to date are encouraging based on information available to the Company. Generally, this information suggests that patients undergoing the procedure have reduced shortness of breath, improved exercise tolerance and improved quality of life. However, LVR surgery was only recently re-introduced into the United States. As a result, the number of patients who have undergone the procedure and for whom a clinically acceptable post-operative period of evaluation has elapsed is still relatively small. Similarly, the number of physicians performing the procedure and from whom data and reporting is available is small. Accordingly, there presently does not exist a statistically significant body of clinical data from which to draw conclusions concerning the efficacy and long-term outcomes associated with the LVR procedure. The Company believes that patients who have received the LVR procedure may require an additional year or more of follow-up examination before the procedure can be properly evaluated by the medical community.

     Craniotomy. Craniotomies (surgical operations involving the brain and skull) are typically performed to treat various brain conditions, such as tumors, aneurysms, blood clots, head injuries and abscesses. To access the brain, the surgeon is required to cut through several of the protective layers surrounding the brain. The dura, the fibrous protective layer below the skull, protects the brain and spinal cord from bacterial infection and trauma and provides a fluid tight seal. Once the surgeon has cut through the scalp and the skull, the dura must be cut with a scalpel or scissors and resected to expose the brain.

     After the specific brain condition has been treated by the surgeon, the dura often must be closed to prevent cerebral spinal fluid leakage. While the dura is often closed with direct suture, surgeons who consider the prevention of fluid leakage to be critical to the success of the operation will use a dural patch. Dural patches currently available are either autologous or are produced from processed cadaver tissue or bovine pericardium. The Company's Dura-Guard Dural Repair Patch is designed to be sewn to the dura to close the incision by fusing to the native dura with little or no adhesion (an abnormal union between two tissue surfaces not intended to be joined) to the underlying brain cortex.

     The Company estimates that in the United States approximately 100,000 cranial operations were performed in 1994. Whether a dural patch is used in such operations is subject to surgical conditions and surgeon discretion. Dural patching is most often used when the dura shrinks after incision such that sutures alone may not provide adequate closure.

     Carotid Endarterectomy. Stroke is the third leading cause of death in the United States with an estimated 500,000 new cases per year. The build-up of atherosclerotic plaque (fat deposits with a proliferation of fibrous connective cells along the artery walls) in the carotid arteries (the principal arteries located in the neck that supply blood to the brain) increases the risk of stroke. A substantial portion of strokes are caused by a fragment of atherosclerotic plaque breaking away from the inner wall of the carotid artery and becoming lodged in an artery in the brain.

     Drug therapy is often prescribed to treat the early indications of atherosclerotic plaque build-up. If the condition progresses to a point where drug therapy is not effective, surgical intervention may be required. Carotid endarterectomy is a surgical procedure used to remove atherosclerotic plaque build-up in the carotid artery. The endarterectomy procedure begins with an incision in the internal carotid artery. A temporary shunt may be inserted to maintain blood flow to the brain during the surgery. Once the artery is opened, the plaque and inner layer of the artery are carefully removed, and the incised artery must be repaired. Although the artery often can be closed without a patch, use of an autologous or prosthetic patch is often suggested to expand the artery, encouraging greater blood flow. In addition, certain patients require patching due to the small size of their carotid arteries, or in some patients with a normal carotid artery diameter, a patch is used to decrease the incidence of post-operative stenosis or occlusion.

     While the Company estimates that in the United States approximately 100,000 carotid endarterectomy procedures were performed in 1994, the use of a patching material in such procedures is subject to surgeon discretion. Once a surgeon determines a vascular patch is necessary or desirable, the surgeon has additional discretion in determining the type of patching material to use. Characteristics of an effective vascular patch include the ability to imitate human tissue, to exhibit good blood flow characteristics and to reapproximate around sutures to prevent blood leaks. The primary patching materials include autologous tissue, synthetic patches made out of polytetraflurothylene ("PTFE"), silicone fabric or tissue-based patches made out of bovine pericardium, such as Vascu-Guard.

     Lower Limb Vascular Reconstruction. Certain diseases, such as diabetes, can cause a restriction or occlusion in the arteries which provide blood to the legs. If left untreated, insufficient blood flow can ultimately result in the need for amputation. If drug therapy is not deemed an effective treatment based upon the severity of the restriction or blockage, the use of a graft in peripheral vascular reconstructive surgery may be needed. In this type of surgical procedure, the surgeon can bypass the blocked artery to regain blood circulation, thereby saving the affected limb. Diabetics, in particular, are often at risk for amputation of a lower limb due to insufficient blood flow in the femoral artery in the thigh. By implanting a graft from the upper portion of the femoral artery to either the lower femoral artery or to the popliteal artery below the knee, the surgeon is able to increase blood flow below the site of the restriction or blockage. Long-term patency (openness), and a thrombo-resistant surface that provides smooth blood flow are essential qualities of an effective graft.

     Saphenous veins (autologous veins from the leg) typically provide the most effective grafting material. In many instances, however, a suitable saphenous vein may be unavailable in sufficient quantity or quality, and a substitute graft must be used. The primary alternative substitute grafts involve synthetic grafts made from PTFE or bio-synthetic materials or tissue-based grafts, such as the Biograft. The Company estimates that in the United States approximately 55,000 lower limb vascular reconstructions were performed in 1994.

     PRODUCTS

     The following table summarizes the Company's Surgical Business product lines and primary products, the procedures in which such products are used and the type of regulatory clearance obtained for such products:

                                                                            REPRESENTATIVE              REGULATORY
    PRODUCT LINE         PRODUCT            APPLICATION                       PROCEDURE                  CLEARANCE
    ------------         -------            -----------                     --------------              ----------
Tissue-Guard
                       Peri-Strips   Staple line reinforcement   Lung volume reduction/lung resection       510(k)

                       Dura-Guard    Dural repair patch          Craniotomy                                 510(k)

                       Vascu-Guard   Peripheral vascular patch   Carotid Endarterectomy                     510(k)

                       Supple Peri-  General soft tissue patch   Various surgical procedures                510(k)
                       Guard

                       Peri-Guard    General soft tissue patch   Various surgical procedures                510(k)*
Biograft
                       Biograft      Peripheral vascular         Lower limb vascular reconstruction         PMA**
                                     bypass graft
Surgical
Productivity Tools
                       Bio-Vascular  Locator of arterial         Various surgical bypass procedures         510(k)
                       Probe         blockages

                       Flo-Rester    Internal vessel occluder    Coronary artery bypass graft surgery       510(k)*

  The following table summarizes the net revenue contributed by the Company's primary Surgical Business products and various product lines for the periods indicated:

PRODUCT/                               YEARS ENDED OCTOBER 31,          NINE MONTHS ENDED JULY 31,
PRODUCT LINE                           -----------------------          --------------------------
- ------------                             1993           1994              1994              1995
                                         ----           ----              ----              ----
                                                             (IN THOUSANDS)
Peri-Strips..........................  $   --          $  685            $  249            $3,533

Tissue-Guard Products
 (excluding Peri-Strips).............     891             990               664             1,193

Biograft.............................   1,770           1,525             1,171               943

Surgical Productivity Tools..........   1,646           1,700             1,276             1,371

- --------------------------
*    Licensed by the Company in July 1985.
**   Licensed by the Company in December 1989.

     TISSUE-GUARD PRODUCT LINE. The Company's Tissue-Guard products are all produced from bovine pericardium. Many of the product characteristics and competitive advantages of this product line are derived from the collagen configuration of the bovine pericardium. Collagen, which is a fibrous protein found in all multi-cellular animals, makes the pericardium durable and provides superior fluid interface properties, similar to autologous tissue. These characteristics allow for effective host tissue incorporation. Host cells deposit a collagen matrix on the surface of the pericardial product, which helps the Tissue-Guard product integrate into the host tissue and which the Company believes enhances the long-term tensile strength (the maximum stress a material subjected to a stretching load can withstand without tearing) of all the products in the Tissue-Guard product line.

     The Company processes the bovine pericardium using proprietary tissue-fixation technologies. The tissue is treated with glutaraldehyde and other proprietary chemical treatments to prevent degradation of the tissue and to render it biologically compatible with the host tissue. As a result of the Company's proprietary tissue-fixation technologies, the Tissue-Guard products have a shelf life of three years and resist infection, which potentially reduces hospital recovery time and the need for drugs and future surgical intervention. In addition, according to studies commissioned by the Company, the tissue-fixation technologies used by the Company reduce the level of residual glutaraldehyde remaining in the processed tissue to less than six parts per million, resulting in a lower incidence of host tissue inflammatory response and promoting host tissue incorporation similar to the body's natural healing process.

     Surgeons have indicated that different pericardial patch characteristics are useful in different surgical procedures. Accordingly, depending on the particular tissue-fixation technology used by the Company, the bovine pericardium is processed into either Supple Peri-Guard or Peri-Guard. While the raw material used is the same, Supple Peri-Guard has greater elasticity and flexibility than Peri-Guard which allows for greater conformity to the surgical site. The Company's Peri-Guard and Supple Peri-Guard products are produced in square or rectangular sheets of different sizes, ranging from 4 cm x 4 cm to 12 cm x 25 cm, for use as a multi-purpose material designed for reinforcing, reconstructing and repairing tissue and preventing leaks of air, blood and other body fluids. Each of such products has received 510(k) clearance from the FDA as a general soft-tissue patch.

     The products in the Tissue-Guard product line described below are special configurations of Supple Peri-Guard designed to enable specific surgical procedures.

     PERI-STRIPS.    Peri-Strips, staple line reinforcements, are currently used primarily in LVR surgery but are also used for lobectomy (removal of a lobe), excision/destruction of a lesion and segmental resection of the lung. The key competitive features of Peri-Strips include the following:

     . Reapproximation. Due to the elastic-like nature of the collagen fibers in the tissue, Peri-Strips reapproximate (close around) surgical staples to prevent pulmonary air leaks at the staple site.

     . Prevents Enlargement. The elasticity of Peri-Strips prevents staple holes from enlarging, which could lead to additional air leaks and require additional surgery.

     . Reinforcement. The use of Peri-Strips strengthens the entire staple line, which makes it more durable and less likely to tear. Also, Peri-Strips are thin enough to allow for staple lines to be overlapped, which is often required during the LVR procedure.

     . Sleeve Configuration. The sleeve configuration of Peri-Strips is customized to fit disposable, reusable and endoscopic staplers of varying sizes and produced by different manufacturers. The sleeve configuration allows for greater ease of use and reduced surgical time resulting in lower costs.

     The number of Peri-Strips used in an LVR procedure is dependent upon the amount of lung resected and the preferred technique of the surgeon performing the procedure. In the typical LVR procedure in which 20% to 30% of each lung is removed, the surgeon will have multiple staple firings using one unit of Peri-Strips per firing. As a result, the Company estimates that net revenue to the Company is approximately $1,500 per LVR procedure.

     DURA-GUARD. Dura-Guard, a dural repair patch, is primarily used in craniotomy procedures when the dura must be repaired and suturing without a patch is not deemed sufficient. Dura-Guard offers advantages over competitive dural patches produced from autologous or cadaver tissue. Harvesting autologous tissue necessarily involves a second surgical site, thereby increasing costs and recovery time. Cadaver tissue is subject to rigorous tissue bank regulations, which could impact upon the availability of such tissue, and is considered by some to present a greater risk of disease transmission than bovine pericardium. Certain other competitive advantages of Dura-Guard relate to the specific benefits produced by the physical properties of Dura-Guard in connection with the craniotomy procedure. Observations in the course of subsequent surgical procedures on patients receiving Dura-Guard patches have shown that there is little or no adhesion formation on the Dura-Guard surface that faces the cerebral cortex, a complicating factor following any cranial surgery. In addition, Company commissioned studies have shown that fibrous bone cells invade the Dura-Guard surface facing the cranium, as they do the human dura, inviting good host tissue incorporation. The collagen configuration of the processed bovine pericardium in Dura-Guard reapproximates around the sutures used to affix the patch, thereby providing a barrier between the skull and the tissue layers underlying the dura and preventing the leakage of cerebrospinal fluid. To date, synthetic materials have been unable to perform as effective dura substitutes and have been associated with late subdural hematoma formation (bleeding between the dura and the brain).

     VASCU-GUARD. Vascu-Guard, a vascular repair patch, is primarily used in carotid endarterectomy procedures when the carotid artery must be repaired and closing the vessel without a patch is not deemed sufficient. Vascu-Guard offers advantages over competitive carotid artery repair patches produced from autologous tissue or synthetics. The use of autologous tissue necessarily involves a second surgical site and results in increased costs and additional recovery time. Synthetic patches, which lack the collagen configuration of tissue, do not reapproximate around sutures as does the Vascu-Guard product, thereby increasing the risk of sutureline bleeding and resulting in longer operating times. In addition, unlike synthetic patches, the physical attributes of Vascu-Guard imitate human tissue and certain characteristics associated with human tissue. Specifically, Company commissioned studies have shown that, once healed, Vascu-Guard supports endothelialization (growth of a cell layer normally lining the interior of blood vessels) and its non-thrombogenic blood flow surface imitates the blood flow characteristics of autologous vessels. In addition, its pulsatility (ability to reflect movement signifying the rhythmic pumping of the heart) allows the surgeon to readily verify normal blood flow after implantation.

     BIOGRAFT. Biograft, a peripheral vascular graft manufactured from human umbilical veins, is indicated for use in lower limb vascular reconstructions when a saphenous vein is not available. Biograft offers advantages over competitive vein grafts produced from synthetics, like PTFE, due to its thrombo-resistant surface, which provides smooth blood flow and minimizes turbulence and risk of occlusion. Other competitive advantages of Biograft include its long-term patency (ability to remain open to blood flow) and its similarity to an autologous blood vessel, minimizing intimal hyperplasia (a build up of cells on the interior of the blood vessel which results in restricted blood flow). In addition, a knitted and supportive Dacron mesh is placed around the graft, which allows for easier handling and promotes tissue integration for strength and stability.

     SURGICAL PRODUCTIVITY TOOLS. The Company's Flo-Rester products are vessel occluders manufactured from medical grade silicone. The Flo-Rester products are designed to interrupt blood flow in arteries and to stent (hold open) them during surgery, thereby facilitating the suturing together of vessels. These products are primarily used during coronary artery bypass graft surgeries in which blood is routed past the heart through a heart-lung bypass machine in order to keep the heart free of blood during surgery. During such procedures, incidental blood flow obstructs the surgeon's view of the operative site and interferes with precise suturing. Flo-Rester consists of a flexible shaft with small bulbs at each end that are inserted into the blood vessel at the point where the artery bypass is sutured to the artery to stop the blood flow. Competitive procedures involve external occlusion through the use of clamps, snares or tapes. The Bio-Vascular Probe is a flexible shaft with varying sizes of bulbous tips on either end. Surgeons use the Bio-Vascular Probe to locate occlusions or blockages in arteries and to ascertain the blood flow characteristics of arteries. The Bio-Vascular Probe is inserted and fed into an artery. When the tip of the probe meets resistance, the surgeon is able to identify the exact location of the occlusion. The Bio-Vascular Probe is then extracted and a bypass is completed below the occlusion. In addition, the Probe can be used to atraumatically lift the edge of the incision to assist the surgeon in accurately placing sutures, which can improve the functioning of bypass grafts.

     RESEARCH AND DEVELOPMENT

     The Company generally allocates its research and development resources among three broad functions in its Surgical Business: supporting current products through training of Company personnel and writing and publishing research papers on existing products; developing product line extensions by improving current products or developing new applications for current products; and developing new products for surgical uses that utilize the Company's proprietary technologies and core competencies in tissue processing and bio-materials.

     As an integral part of both its research and development and sales and marketing strategies, the Company strives to involve its surgeon-customers to a large extent in its product development activities. The Company consults with selected surgeons frequently as to market needs and assessments of products under development. The Company believes that this practice allows it to receive surgeon assessments of products in development at an early stage.

     The Company's Surgical Business research and development staff currently consists of three scientists and two technicians. The Surgical Business also expands its research and development activities through the use of external consultants and research staff and facilities at research centers and hospitals on an as-needed basis. With a portion of the proceeds of this Offering, the Company expects to add additional personnel to its Surgical Business research and development staff.

     MARKETING

     The sales and marketing strategy of the Surgical Business includes developing and maintaining a close working relationship with the hospitals and surgeons which purchase and use the Company's products in order to assess and satisfy their needs. The Company's current primary marketing focus is assisting in the education of surgeons in the use of Peri-Strips in LVR surgery through sponsorship of workshops and training programs. These workshops and training sessions are being conducted in the United States, Canada and certain European and Far Eastern countries. The Company estimates that approximately 500 surgeons will have been trained in LVR surgery by the end of fiscal 1995. The Company also sponsors surgeon workshops and training programs in the use of Biograft.

     The Company's sales and marketing strategy is also designed to ensure that the Company has an innovative "first in the mind of the customer" focus that results in timely and effective marketing programs and new product introductions. These programs include surgical trade shows, support of the presentation of clinical data and new product information by key physicians, limited direct-mail campaigns and the development of strategic physician alliances and utilization of the Company's scientific advisory boards. The Company believes these efforts to be cost effective in producing awareness of, and loyalty to, the Company's products.

     The Company's Surgical Business products are sold to hospitals and surgeons worldwide. For the fiscal years ended October 31, 1992, 1993 and 1994 and the nine months ended July 31, 1995, approximately 31%, 33%, and 30% and 19% of the Company's Surgical Business sales, respectively, were to international markets. The decrease in the percent of Surgical Business sales attributed to international markets during the first nine months of fiscal 1995 was due to increases of sales of Peri-Strips in the United States. The majority of the Company's Surgical Business international sales are in western Europe.

     In the United States, the Company sells its Surgical Business products through a combination of 14 distributors and independent sales representatives managed by the Surgical Business' two regional sales managers. To further strengthen the direct relationship between the Company and the end users of its products, the Company requires distributors to provide the Company with the names and addresses of such end users and the Company ships products directly to end users for a limited period of time when there is a new product application. In addition to strengthening customer relationships, this practice provides the Company with some protection in the event a distributor is terminated and resists providing the Company with customer lists.

     Internationally, the Company's Surgical Business products are sold through 29 distributors. In some situations, sales in a country may occur through more than one distributor due to distributors' varying market strengths and focus.

     In the fiscal years 1992 and 1994, the Surgical Business had no single customer or distributor who accounted for 10% or more of the Surgical Business' gross revenue. In fiscal 1993, one domestic distributor accounted for 11% of the Surgical Business' gross revenue. In the nine months ended July 31, 1995 three domestic distributors accounted for an aggregate of 46.6% of the Surgical Business' gross revenue, with each of such distributors accounting for in excess of 10% of the Surgical Business' gross revenue for the period.

     The Company currently has written agreements with 19 of its domestic and international independent sales representatives and distributors. These agreements generally impose limited geographic exclusivity and minimum purchase obligations on the Company's independent sales representatives and distributors. However, significant overlap occurs in many of the Company's international distribution agreements. These agreements are typically terminable upon breach of the agreement by the distributor, including breach of the minimum sales obligations imposed by the agreement, as well as certain extraordinary events.

     The Surgical Business' marketing and sales department and its national and international distribution network is managed by the Vice President of Marketing and Sales. The Surgical Business' marketing and sales department currently consists of 12 employees. These employees include domestic regional and international sales managers, product managers and customer service personnel. The Company intends to build the Surgical Business' marketing and sales staff during fiscal 1996.

     COMPETITION

     The Company competes primarily on the basis of product performance, service and price. The Company believes that product performance is the single most important factor in selling any of its products and develops and produces its products accordingly. The surgical products market in which the Company competes is characterized by intense competition. This market is dominated by established manufacturers that have broader product lines, greater distribution capabilities, substantially greater capital resources and larger marketing, research and development staffs and facilities than the Company. Many of these competitors offer broader product lines within the Company's specific product market, particularly in the Company's surgical tool product markets and/or in the general field of medical devices and supplies. Broad product lines give many of the Company's competitors the ability to negotiate exclusive, long-term medical device supply contracts and, consequently, the ability to offer comprehensive pricing for their products, including those that compete with the Company's products. By offering a broader product line in the general field of medical devices and supplies, competitors may also have a significant advantage in marketing competing products to group purchasing organizations, health maintenance organizations and other managed care organizations that increasingly seek to reduce costs through centralization of purchasing functions.

     The Company is not aware of any tissue or synthetic products that are configured for use with surgical staplers in LVR surgery which compete with Peri-Strips. To the best of the Company's knowledge, the FDA has not cleared for marketing any staple line reinforcement product, other than Peri-Strips, for use in LVR surgery. To the Company's knowledge, the dural patches that are currently available and compete with Dura-Guard are either autologous or are produced from processed cadaver tissue, including Tutoplast/TM/, a processed cadaver product manufactured by Biodynamics International, Inc. In addition to specifically configured patches, there are multi-purpose patches made from bovine and other types of animal tissue that compete with the Company's Supple Peri-Guard, Peri-Guard, and Vascu-Guard products, including bovine pericardium products produced by Medtronic, Inc. and Baxter International Inc. The Company does not believe that these alternative bovine pericardium products have specific FDA marketing clearance for use in the lung, although such products are FDA cleared for pericardial closure and soft tissue repair. In addition, synthetic multi-purpose patches made out of PTFE or silicone fabric are currently available. W. L. Gore & Associates, Inc., manufacturer of Gore-Tex(R), is believed to have a prominent position in the synthetic patch market. Synthetic patches are generally cheaper to produce and to the extent that comparable synthetic patches are available, the Company faces significant price competition for their Tissue-Guard products. The Company believes, however, that the collagen characteristics exclusive to tissue, the special configuration of its Tissue-Guard products and the proprietary tissue-fixation technologies employed by the Company offer significant product performance advantages over competing products.

     Alternative treatments and competitive products to the Biograft include drug therapies and surgical procedures that use autologous or synthetic grafts. Once the decision has been made to use surgical intervention, surgeons generally prefer the patient's own vessels for lower limb vascular reconstruction. When the patient's own vessels are not available in sufficient quality or quantity, surgeons choose a prosthesis graft such as the Biograft or synthetic grafts made from expanded PTFE produced by W. L. Gore & Associates, Inc., IMPRA, Inc. or other grafts made of bio-synthetic materials.

     MANUFACTURING

     The Company manufactures all of its Surgical Business products except the Bio-Vascular Probe at its St. Paul, Minnesota facility. In July 1995, the Company moved to a new 36,000 square foot facility, which more than doubled its total space and nearly quadrupled its manufacturing capacity. The Company acquires bovine pericardium for use in the Tissue-Guard product line from a private independent contractor who obtains the tissue from local United States Department of Agriculture inspected meat packing facilities. The Company acquires human umbilical cords for use in Biograft from various hospitals throughout the United States. Tissue processing using the Company's glutaraldehyde tissue-fixation technologies typically is begun within one day of delivery to the Company. The Company has not experienced any product shortages arising from interruptions in the supply of any raw materials or components, and has identified alternative sources of supply for such raw materials and components.

     The Bio-Vascular Probe is manufactured to the Company's specifications by a contract manufacturer, with certain final cleaning, packaging and sterilization testing procedures performed by the Company at its St. Paul facility. While the Company has not experienced any interruption in supply of this product to date, it has not identified any alternative source of supply and any significant interruption in supply of this product in the future could have an adverse effect on the Company's sales of the Bio-Vascular Probe.

MEDICAL IMAGING SOFTWARE BUSINESS

     General. The Medical Imaging Software Business develops and markets 3-D volume imaging software products for the visualization and analysis of imaging data for medical applications. The Medical Imaging Software Business is conducted through the Company's wholly-owned subsidiary, Vital Images, which was acquired in May 1994. Prior to its acquisition by the Company, Vital Images also developed and produced 3-D volume imaging software for use in geoscience applications. On August 25, 1995, the Company granted an exclusive, perpetual source code license to CogniSeis for the Company's geoscience product which will allow the Company to focus exclusively on medical applications for its software technology. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     The Company's Medical Imaging Software Business is continuing development of VoxelView, the first product developed by Vital Images for medical applications. VoxelView provides complete and accurate 3-D rendering of data collected by advanced medical imaging devices such as spiral CT scanners, magnetic resonance imaging devices ("MRI"), positron emission tomography scanning devices ("PET"), and ultrasound sonagraphic devices ("Ultrasound"). The 3-D images rendered by VoxelView are intended to enhance the ability of radiologists, surgeons and other physicians to screen for specific pathologies, diagnose pathological conditions and plan surgical procedures.

     Industry Background. The use of CT scan, MRI, PET and Ultrasound is widespread in the United States medical community and, to a lesser extent, in other industrialized countries. CT scan, MRI, PET and Ultrasound capture and record digital information describing the dimensions and properties of scanned objects. Historically, these imaging devices produced digital output in a variety of proprietary formats. The imaging scanner manufacturers have now adopted an international standard called DICOM3 that will greatly simplify the process of using a VoxelView-powered workstation in conjunction with the latest generation of imaging systems. In the United States, the market for CT and MRI scanners has evolved as scanners with higher resolution and faster data acquisition have been developed. VoxelView's value to the end-user increases with the speed and greater sophistication of the imaging equipment in use.

     While the number of imaging devices used in hospitals and clinics is large, the use of 3-D rendering of imaging data collected by such devices has been exploited primarily by leading medical institutions. Until now, the workstations required to run 3-D volume visualization software were very expensive, limiting the number of institutions which could afford them. Additionally, the number of images that was able to be captured was low enough that diagnosis could be done by viewing only 2-D slices. Recent enhancements in scanner technology yield a greater number of images in much more detail, which can only be successfully "read" when rendered in 3-D. The Company believes that its volume rendering technology will be more effective in analyzing data than the mathematically modeled "surface rendering" approach used by others.

     Products and Product Development. VoxelView is an interactive, volume imaging and analysis software system designed to accept large volumes of data from any medical digital imaging technology, manipulate the data at high speeds and display it in accurate 3-D images. VoxelView is based upon a high speed volume renderer, the Voxel Engine, which can image volume data at a speed which permits "real-time" viewing of data sets. VoxelView has been designed to enhance the ability of radiologists, surgeons and other physicians to screen for specific pathologies, diagnose pathological conditions and plan surgical procedures. The Company has licensed VoxelView software packages to approximately 70 medical and research institutions as a research tool. Currently, VoxelView only operates on high-speed graphics-oriented work stations marketed by Silicon Graphics, Inc. ("Silicon Graphics").

     The Company is currently developing VoxelView 2.5, an updated and improved version of VoxelView. The Company is developing VoxelView 2.5 so that it can be marketed to a broader group of medical institutions. In order for VoxelView 2.5 to be successfully commercialized, the Company must (i) improve the product's interface qualities and make it more user-friendly, (ii) receive marketing clearance from the FDA to permit specific marketing of the product as a medical device by the Company and enable reimbursement by third party payors, and (iii) enable the product to operate on work stations manufactured by companies other than Silicon Graphics. In addition, the Company filed a 510(k) pre-market notification with the FDA on July 9, 1995 seeking market clearance for VoxelView
2.5 as a software aid to be used in conjunction with CT Scan and MRI data. The Company has also adopted the industry standard graphics language OpenGL(R), which should enable the Company's products to operate on hardware platforms manufactured by companies such as Hewlett-Packard Company and IBM. There can be no assurance that the Company will be able to successfully commercialize VoxelView 2.5.

     The Company has also developed a modular enhancement to VoxelView called Voxel Animator, which allows the user to create "fly throughs." A "fly through," for example, would allow a radiologist to perform virtual endoscopies by navigating through the 3-D data of patients' blood vessels and/or organs to detect disease. This technology is designed to assist the physician in lowering patient risk and diagnostic cost and achieving better surgical outcomes.

     Markets. If and when development of VoxelView 2.5 is completed and FDA 510(k) clearance for such product is obtained, the Company intends to begin aggressively marketing VoxelView 2.5. The Company will initially target approximately 250 of the largest academic medical institutions that are potential users of VoxelView 2.5 and an additional 300 secondary and tertiary care institutions. Additionally, as the price of high speed work stations decreases, the Company intends to market VoxelView 2.5 to a broader audience of medical institutions.

     The Medical Imaging Software Business will continue its strategy of direct marketing within the United States and will use distributors and other marketing partners to reach international markets. The Company also has an OEM agreement with Precision Therapy International Inc. ("PTI"), a leading supplier of 3-D radiation treatment planning systems, under which the Company has granted an exclusive license for a portion of the VoxelView technology to PTI as a tool for use in radiation therapy planning. The Company will continue to seek advantageous OEM and third party relationships that increase its ability to reach attractive markets.

     Research and Development. The majority of the Medical Imaging Software Business' employees are engaged in research and development. The Company also collaborates with researchers at several universities and maintains close ties with lead engineering groups at Silicon Graphics. The Company expects to spend approximately $1.4 million on research and development in fiscal 1995 and intends to concentrate its research and development efforts on improving VoxelView as a medical diagnostic tool, including refinements that will increase clinical applications of VoxelView by improving human interface qualities, making the product more user-friendly.

     Competition. The medical digital imaging market in which the Company competes is characterized by intense competition. This market is dominated by established manufacturers of imaging equipment that have broader product lines, greater distribution capabilities, substantially greater capital resources and larger marketing, research and development staffs and facilities than the Company. The Company competes with major imaging equipment vendors, such as GE Medical Systems, Picker International Inc. and Siemens AG, who currently offer 3-D rendering or will do so in the near future. These large equipment vendors have an entrenched position in major radiology departments and significantly greater marketing resources than the Company. In addition, the Company competes with other medical imaging software developers, including ISG, Inc. and Cemax, Inc., which offer competing after-market software for medical imaging and these competitors currently have greater marketing and distribution resources and capabilities than the Company.

     The Company competes primarily in two ways. First, the Company specializes in direct volume rendering technology and has developed a high level of expertise in the effective implementation of this known technology, resulting in much higher levels of data fidelity than other 3-D methods used in medical applications. Second, the Company has developed a unique feature of its imaging software, Voxel Animator, allowing a user to conduct "fly through" examinations similar to a virtual reality environment. The Company believes that no competitor has developed this "fly through" capability.

GOVERNMENTAL REGULATION

     The manufacture and sale of the Company's surgical and medical imaging products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto contained in the Safe Medical Devices Act of 1990. The Company is subject to the standards and procedures respecting manufacture and marketing of medical devices contained in the Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder and is subject to inspection by the FDA for compliance with such standards and procedures.

     These regulations classify medical devices as either Class I, II or III devices, which are subject to general controls, special controls or premarket approval requirements, respectively. All Class I and II devices as well as some Class III devices marketed prior to the effective date of the Medical Device Amendments of 1976 can be cleared for marketing pursuant to a 510(k) pre-market notification, establishing that the device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date on which the Medical Device Amendments of 1976 became effective. The 510(k) pre-market notification must be supported by data establishing the claim of substantial equivalence to the satisfaction of the FDA. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review, the FDA will require that the manufacturer submit a Pre-Market Approval ("PMA") application that must be carefully reviewed and approved by the FDA prior to sale and marketing of the device in the United States. The PMA application must contain the results of clinical trials, the results of all relevant prototype tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used for manufacturing, including the method of sterilization and its assurance. In addition, the submission must include the proposed labeling, advertising literature and training methods, if applicable. Most Class III devices are subject to the PMA requirements rather than the 510(k) pre-market notification procedure. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date of FDA submission, if approval is obtained at all. Moreover, a PMA, if granted, may include significant limitations on the indicated uses for which a product may be marketed. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

     Of the Company's current products, Biograft and Peri-Guard (when marketed as a pericardial patch) are Class III devices. Biograft received marketing clearance from the FDA pursuant to a PMA, while Peri-Guard received clearance for use as a pericardial patch as the result of a 510(k) submission. Peri-Strips (as marketed in both strip and sleeve configurations), Vascu-Guard, Dura-Guard, Peri-Guard (when marketed as a patch for soft tissue deficiency), Supple Peri-Guard (when marketed as a patch for soft tissue deficiency and as a pericardial patch) and both the disposable and reusable Flo-Rester and the Bio-Vascular Probe have all been classified as Class II medical devices and have received 510(k) marketing clearance from the FDA. The Company believes the Medical Imaging Software Business' VoxelView 2.5 product will also be classified as a Class II medical device. A 510(k) application was submitted for VoxelView
2.5 in July 1995.

     Both the United States and Europe have recently focused attention on the safety of tissue banks, spurred by incidents of the transmission of human disease during tissue transplantation. In the United States, recent FDA draft regulations have outlined requirements for tissue banks. The legislation has specifically excluded medical devices subject to FDA review, including preserved umbilical cord vein grafts such as Biograft. As a result, the Company does not expect Biograft to be subject to tissue bank regulations in the United States, including the expensive donor screening and donor testing procedures. In response to the increased scrutiny of umbilical cord vein grafts, the Company commissioned an independent virology laboratory to test Biograft for viral inactivation. The results of the testing demonstrated that Biograft's chemical manufacturing processes inactivate a variety of viruses, resulting in a sterile product. The Company has informed the FDA of these test results and does not anticipate that the FDA will impose additional regulatory requirements on Biograft. There can be no assurance, however, that the FDA will not impose additional regulatory requirements on Biograft at some later date or that Biograft would be able to meet any such new requirements.

     The Company is also subject to regulation in most of the foreign countries in which it sells its products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's products in such countries are similar to those of the FDA. The national health or social security organizations of certain of such countries require the Company's products to be qualified before they can be marketed in those countries. In Japan, a potentially significant market for the Company's products, clinical trials of certain of the Company's products are required before such products can be cleared for sale in the Japanese market. To date, this has delayed the Company's market entry in some cases, but has not ultimately prevented sales in Japan of any of the Company's devices sold in the United States. The Company relies on its independent distributors to comply with the majority of the foreign regulatory requirements, including registration of the Company's products with the appropriate governmental authorities. To date, the Company has been successful in complying with the regulatory requirements in most foreign countries in which its products are marketed, although the responsible authorities in France have raised concerns regarding the Company's products produced from bovine tissue. If France prohibits sales of Tissue-Guard products, it is not expected to have a material adverse effect on the Company. Although the Company does not anticipate that any other EU countries will prohibit the sale of Tissue-Guard products, such prohibition by certain EU countries could have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company is subject to periodic inspections by the FDA, whose primary purpose is to audit the Company's compliance with good manufacturing practices ("GMP") established by the FDA and other applicable government standards.
Before the Company will be allowed to sell Biograft produced at its new facility, the new facility must undergo FDA GMP inspection. The Company believes it has sufficient inventory of its Biograft product to meet demand until notification of a successful GMP inspection. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. The Company believes that its manufacturing and quality control procedures are in compliance with the requirements of the FDA regulations.

     The Company's new manufacturing facilities and processes are also undergoing an inspection and audit process by the British Standards Institute ("BSI") in conjunction with the Company's efforts to achieve compliance with the requirements of the Medical Device Directive (the "MDD") issued by the EU. The BSI is the "Notified Body" that the Company has selected to verify that the Company's quality system conforms with the ISO 9001 international quality standard and that its products conform with the "essential requirements" set forth by the MDD for the class of products produced by the Company. Certification by BSI of conformity with both the ISO 9001 standard and the MDD essential requirements would enable the Company to prepare a Declaration of Conformity supporting the placement of the "CE" mark on the Company's products. The CE mark would enable the Company's products to be marketed, sold and used throughout the EU, subject to limited "safeguard" powers of member states. Presently, the CE mark is not required to be affixed to the Company's products (or those of its competitors) sold in the EU, but may be affixed during a transition period currently in effect and which began January 1, 1995. This transition period will end on June 15, 1998, when all of the Company's current products (and those of its competitors) will be required to comply with the essential requirements in order to be marketed in the EU. BSI completed a pre-assessment of certain of the Company's facilities and processes in May 1995, identifying areas requiring a moderate degree of modification to comply with the essential requirements. A second pre-assessment focusing on other aspects of the Company's operations is scheduled for October 1995, and a final assessment has been tentatively scheduled for February 1996. Authority to prepare a Declaration of Conformity will require the successful completion of a final audit by BSI and submission and clearance of a dossier on each of the Company's products, demonstrating compliance with the essential requirements of the MDD. The Company believes that these steps will be completed by the summer of 1996, although there can be no assurance that the Company will be successful in receiving certification by BSI.

     The future regulatory environment for the Biograft in Europe is unclear. The MDD explicitly excludes from coverage medical devices derived from human tissue; however, certain European medical device manufacturers are actively lobbying for the re-inclusion of such devices in the MDD. If this effort is successful, the earliest date for applying for CE mark approval for the Biograft is expected to be 1998. In addition, if extensive donor screening and donor testing requirements are imposed, such requirements could make it uneconomical to sell the Biograft in Europe even under the CE mark. As a result of significant problems with their blood supply, France has passed national laws and regulations requiring extensive donor screening and testing on products derived from human tissue. Accordingly, the Biograft is not being sold in France. It is not known whether a CE mark for the Biograft would override such national requirements or whether other countries in the EU will adopt regulations similar to those of France. The Company is seeking Biograft registration in Germany, but cannot predict when or if it will achieve such registration. Biograft is not marketed generally in Germany, but rather is prescribed by physicians on a prescription-by-prescription basis. If the CE mark is unavailable for Biograft or if the requirements for obtaining a CE mark are too burdensome, the Company will seek country-by-country registration of the product where such registration requirements exist. The Company cannot predict when or if it would obtain such registrations.

     The financial arrangements through which the Company markets, sells and distributes its products may be subject to certain federal and state laws and regulations in the United States with respect to the provision of services or products to patients who are Medicare or Medicaid beneficiaries. The "fraud and abuse" laws and regulations prohibit the knowing and willful offer, payment or receipt of anything of value to induce the referral of Medicare or Medicaid patients for services or goods. In addition, the physician anti-referral laws prohibit the referral of Medicare or Medicaid patients for certain "Designated Health Services" to entities in which the referring physician has an ownership or compensation interest. Violations of these laws and regulations may result in civil and criminal penalties, including substantial fines and imprisonment. In a number of states, the scope of fraud and abuse or physician anti-referral laws and regulations, or both, have been extended to include the provision of services or products to all patients, regardless of the source of payment, although there is variation from state to state as to the exact provisions of such laws or regulations. In other states, and, on a national level, several health care reform initiatives have been proposed which would have a similar impact. The Company believes that its operations and its marketing, sales and distribution practices currently comply in all respects with all current fraud and abuse and physician anti-referral laws and regulations, to the extent they are applicable. Although the Company does not believe that it will need to undertake any significant expense or modification to its operations or its marketing, sales and distribution practices to comply with federal and state fraud and abuse and physician anti-referral regulations currently in effect or proposed, financial arrangements between manufacturers of medical devices and other health care providers may be subject to increasing regulation in the future. Compliance with such regulation could adversely affect the Company's marketing, sales and distribution practices, and may affect the Company in other respects not presently foreseeable, but which could have an adverse impact on the Company's business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT AND COST CONTAINMENT

     The Company's surgical products are purchased primarily by hospitals which then bill various third-party payors for the services provided to the patients. These payors, which include Medicare, Medicaid, private insurance companies and managed care organizations, reimburse part or all of the costs and fees associated with the procedures utilizing the Company's products. The Company's medical imaging products have been purchased to date by a limited number of academic medical institutions for research applications. End-users of the Company's medical imaging products will not be eligible to receive reimbursement for such products until FDA marketing clearance for such products has been obtained.

     Medicare and Medicaid reimbursement for hospitals is based on a fixed amount for admitting a patient with a specific diagnosis. Because of this fixed reimbursement method, hospitals have incentives to use less costly methods in treating Medicare and Medicaid patients, and will frequently make capital expenditures to take advantage of less costly treatment technologies. Frequently, reimbursement is reduced to reflect the availability of a new procedure or technique, and as a result hospitals are generally willing to implement new cost saving technologies before these downward adjustments take effect. Likewise, because the rate of reimbursement for certain physicians who perform certain procedures has been and may in the future be reduced in the event of changes in the resource-based relative value scale method of payment calculation, physicians may seek greater cost efficiency in treatment to minimize any negative impact of reduced reimbursement. Any amendments to existing reimbursement rules and regulations which restrict or terminate the reimbursement eligibility (or the extent or amount of coverage) of medical procedures using the Company's products or the eligibility (or the extent or amount of coverage) of the Company's products could have an adverse impact on the Company's business, financial condition and results of operations.

     In response to the focus of national attention on rising health care costs, a number of changes to reduce costs have been proposed or have begun to emerge. There have been, and may continue to be proposals by legislators and regulators and third-party payors to curb these costs. There has also been a significant increase in the number of Americans enrolling in some form of managed care plan, and over 80% of hospitals participate in or have agreements with HMOs. It has become a typical practice for hospitals to affiliate themselves with as many managed care plans as possible. Higher managed care penetration typically drives down the prices of healthcare procedures, which in turn places pressure on medical supply prices. This causes hospitals to implement tighter vendor selection and certification processes, by reducing the number of vendors used, purchasing more products from fewer vendors and trading discounts on price for guaranteed higher volumes to vendors. Hospitals have also sought to control and reduce costs over the last decade by joining group purchasing organizations or purchasing alliances. The Company cannot predict what continuing or future impact these practices, the existing or proposed legislation, or such third-party payor measures may have on its future business, financial condition or results of operations.

     Because the Company's surgical products are primarily used in thoracic, neuro, cardiac and vascular surgeries, changes in reimbursement policies and practices of third party payors with respect to these surgeries could have a substantial and material impact on sales of the Company's products. The development or increased use of more cost effective treatments for diseases requiring these surgeries could cause such payors to decrease or deny reimbursement for such surgeries or to favor these other treatments over surgical treatment.

INTELLECTUAL PROPERTY

     The Company's success will depend in large part on its ability to preserve its trade secrets, to obtain patent protection for its products and to operate without infringing the proprietary rights of third parties. While the Company has obtained or acquired a license to certain patents and applied for additional United States and foreign patents covering certain aspects of its products, no assurance can be given that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of the Company's rights under such patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. Whether or not the Company's patent applications are granted, others may receive patents which contain claims having a scope that covers products developed by the Company.

     On July 9, 1995, the Company received notice of allowance of a United States patent which relates to the use of tissue on a removable backing and covers the sleeve configuration of Peri-Strips. In connection with this same application, the Company has filed divisional patent applications relating to the combination of tissue with a surgical stapling gun and methods of performing a surgical procedure to remove diseased tissue. There can be no assurance that these divisional patent applications will be granted. Other than the notice of allowance of a patent on the sleeve configuration of Peri-Strips, the Company holds no patents and pays no royalties on Supple Peri-Guard or the configurations of Supple Peri-Guard marketed as Dura-Guard or Vascu-Guard. In December 1994, the Company entered into an agreement with Surgical Research, Inc., a company with which Dr. Cooper is affiliated, which obligates the Company to pay royalties of five percent (5%) on net revenue from sales of Peri-Strips for the life of any patents, if any are issued, or for seven years. The Company owns exclusive, worldwide, perpetual licenses to develop, manufacture and market its Peri-Guard and Flo-Rester products.

     In its Surgical Business, the Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. Supple Peri-Guard, which is used in the manufacture of the majority of the Company's Tissue-Guard products, is protected exclusively by trade secrets. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

     In its Medical Imaging Software Business, the Company relies on a combination of license agreements, contracts, confidentiality agreements and trade secrets to establish and protect its proprietary rights in its technology. The Company distributes its products under software license agreements that grant customers licenses to use, rather than ownership of, the software. The Company also employs encryption technology to prevent the use of its software on work stations that have not been specifically designated by the Company. Effective copyright and trade secret protection may be unavailable or limited in
certain foreign countries.   In September 1988, the Company acquired the
exclusive perpetual license to use, further develop and market the technology underlying VoxelView on a worldwide basis.

     The surgical products and medical imaging industries are characterized by frequent and substantial intellectual property litigation, and competitors may resort to intellectual property litigation as a means of competition. The surgical products and medical imaging markets are characterized by extensive patent and other intellectual property claims that can create greater potential than in less developed markets for possible allegations of infringement, particularly with respect to newly developed technology. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. Litigation may also be necessary to enforce patents issued to and licenses held by the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, or require the Company to seek licenses from third parties or pay royalties that may be substantial. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing or selling certain of its products which in turn would have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company has registered United States trademarks, including Peri-Strips, Vascu-Guard, Peri-Guard, Biograft, Flo-Rester, VoxelView and VoxelGeo.

EMPLOYEES

     The Company employs approximately 108 persons full-time and 3 persons part-time, including 16 in research and development, 67 in manufacturing, 17 in sales
and marketing and 11 in general and administrative functions.   The Company's
employees are not represented by a union, and the Company considers its relationship with its employees to be good.

FACILITIES

     The Company leases 36,027 square feet of office and manufacturing space at 2575 University Avenue, St. Paul, Minnesota for use in its Surgical Business and approximately 8,800 square feet located in Fairfield, Iowa for use in its Medical Imaging Software Business. The Company believes that its current space is adequate for the foreseeable future.

                                   MANAGEMENT

DIRECTORS AND CERTAIN OFFICERS

     The directors and certain officers of the Company are as follows:

Name                             Age            Title
- ----                             ---            -----
 John T. Karcanes                 49            President, Chief Executive Officer
                                                and Director

 Vincent Argiro, Ph.D.            39            Vice President of the Company,
                                                President of Vital Images, Incorporated
                                                and Director

 M. Karen Gilles                  53            Vice President of Finance, Chief Financial Officer,
                                                and Corporate Secretary

 Bruce A. MacFarlane, Ph.D.       43            Vice President of Regulatory Affairs and Quality Assurance

 Robert P. Nelson                 50            Vice President of Operations

 Kemal Schankereli                42            Vice President of Research and Development

 Frank A. Stephenson              42            Vice President of Marketing and Sales

 James F. Lyons                   65            Chairman of the Board
                                                and Director

 Richard W. Perkins               64            Director

 Lawrence Perlman                 57            Director

 Edward E. Strickland             68            Director

  John T. Karcanes. Mr. Karcanes has served as President, Chief Operating Officer and a director of the Company since May 1994 and as Chief Executive Officer of the Company since November 1994. From June 1992 to April 1994, Mr. Karcanes acted as an independent consultant and an interim executive officer, working primarily with early-stage technology companies. From 1987 to June 1992, Mr. Karcanes served as President and Chief Executive Officer of Crosfield Lightspeed, Inc., a technology company serving the publishing industry. Mr. Karcanes served as President of Palladian Software, Inc., a software development company, from 1984 to 1986, and from 1981 to 1984, he served in a number of executive positions in international operations and sales and marketing with Cullinet Software, Inc., a database and application software company, and Computer Pictures Corporation, a software company specializing in executive information systems.

  Vincent Argiro. Dr. Argiro has served as President of Vital Images and as Vice President and a director of the Company since joining the Company in May 1994 in connection with the acquisition of Vital Images. Dr. Argiro, the founder of Vital Images, served as Chairman of the Board of Vital Images from 1988 until May 1994. From 1988 to 1990 and from September 1991 to June 1992, Dr. Argiro also served as President of Vital Images. In September 1991, Dr. Argiro became Chief Executive Officer of Vital Images. From 1984 to June 1992, Dr. Argiro served as an Associate Professor of Physiology at Maharishi International University where he conducted research in neuroscience and cell biology.

  M. Karen Gilles. Ms. Gilles has served as Chief Financial Officer of the Company since December 1990, Vice President of Finance since 1989 and Secretary of the Company since November 1991 after serving as the Director of Finance and Administration from April 1989 to December 1989. From 1985 to 1989, Ms. Gilles served as Controller for VEE Corporation, a production company, and Colin Companies, a related concession company. From 1983 to 1985, Ms. Gilles was an accountant with McGladrey & Pullen, a public accounting firm.

  Bruce A. MacFarlane. Dr. MacFarlane has served as Vice President of Regulatory Affairs and Quality Assurance since June 1995 after serving as Director of Regulatory Affairs from November 1991 to June 1995. From 1985 to October 1991, Dr. MacFarlane served as Director of New Product Development and Regulatory Affairs at Medical Devices, Inc., a medical device company which manufactures electromedical devices.

  Robert P. Nelson. Mr. Nelson has served as Vice President of Operations since September 1991. From 1988 until August 1991, Mr. Nelson served as Director of Operations for Rexton, Inc., a hearing aid manufacturer. From 1977 through 1987, he served as Director of Operations for heart valve manufacturing at Medtronic, Inc., a medical device company.

  Kemal Schankereli. Mr. Schankereli has served as Vice President of Research and Development since December 1993 after serving as Director of Research and Development from January 1993 to December 1993. From 1991 to December 1992, Mr. Schankereli served as a private consultant to the bio-medical device industry. From 1983 to 1991, Mr. Schankereli held the position of Manager of Vascular Product Research at St. Jude Medical, Inc., a medical device company. From 1978 to 1983, Mr. Schankereli served as a Senior Research Scientist at Meadox Medicals, Inc., a medical device company.

  Frank A. Stephenson. Mr. Stephenson has served as Vice President of Marketing and Sales since December 1994. From 1989 to August 1994, Mr. Stephenson served as Vice President of Marketing and Sales for Spectranetics Corporation, a medical laser company. From 1985 to 1989, Mr. Stephenson held a series of marketing management positions with Boston Scientific, Inc., a manufacturer of medical devices, and served as a senior sales representative and trainer from 1982 to 1985 with Codman & Shurtleff, a distributor of neurosurgical products, which is a division of Johnson and Johnson, Inc.

  James F. Lyons. Mr. Lyons has served on the Board of the Company since 1990 and has been Chairman since November 1991. Mr. Lyons served as the Company's Chief Executive Officer from 1993 through October 1994. From 1977 through 1990, Mr. Lyons served as President and Chief Executive Officer of Bio-Medicus, Inc., a manufacturer of bio-medical products. Mr. Lyons has been employed in the health care industry for more than 30 years. Mr. Lyons also serves on the Board of Directors of AVECOR Cardiovascular Inc., ATS Medical, Inc. and Spine-Tech, Inc.

  Richard W. Perkins. Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of LifeCore Biomedical, Inc., Atrix International, Inc., Celox Corporation, Children's Broadcasting Corporation, CNS, Inc., Nortech Systems, Inc., Garment Graphics, Inc., Discus Acquisition Corporation and Eagle Pacific Industries, Inc.

  Lawrence Perlman. Mr. Perlman has served on the Board of the Company since December 1994. He currently serves as Chairman of the Board, President and Chief Executive Officer of Ceridian Corporation, an information services and defense electronics company ("Ceridian"). He was named Chairman of the Board of Ceridian in November 1992, and has been President and Chief Executive Officer of Ceridian since 1990. Mr. Perlman served as President and Chief Operating Officer of Ceridian from 1988 to 1990. He also serves on the Board of Directors of Inter-Regional Financial Group, Inc., Kmart Corporation, Seagate Technology, Inc., The Valspar Corporation and Computer Network Technology Corporation. Mr. Perlman is also a member of the National Advisory Board of the Chemical Banking Corporation.

  Edward E. Strickland. Mr. Strickland has served on the Board of the Company since 1988. Mr. Strickland has been an independent financial consultant since 1986. Mr. Strickland serves on the Board of Directors of Communications Systems, Inc., Hector Communications, Inc., AVECOR Cardiovascular Inc., and as Chairman of the Board of Reuter Manufacturing, Inc., formerly Green Isle Environmental Services, Inc.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 24, 1995 (except as otherwise indicated below), by each (i) shareholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) director of the Company, and (iii) all directors and executive officers of the Company as a group.

                                                                             PERCENTAGE OWNERSHIP
                                                                       --------------------------------
DIRECTORS, OFFICERS AND                        NUMBER OF SHARES           PRIOR TO          AFTER THE
OTHER BENEFICIAL OWNERS                       BENEFICIALLY OWNED(1)    THE OFFERING (1)    OFFERING (1)
- -----------------------                       ---------------------    ----------------    ------------
Perkins Capital Management, Inc. (2)               1,022,575                 13.8%            11.5%
  730 East Lake Street
  Wayzata, MN 55391-1769

John T. Karcanes (3)                                  62,500                    *                *

Vincent Argiro, Ph.D. (4)                            511,320                  6.9%             5.7%
  505 North 4th Street
  Fairfield, IA 52556

James F. Lyons (5)                                   191,250                  2.5%             2.1%

Richard W. Perkins (6)                               157,750                  2.1%             1.8%

Lawrence Perlman (7)                                  10,000                    *                *

Edward E. Strickland (8)                             182,000                  2.4%             2.0%

All executive officers and                         1,233,836                 15.9%            13.3%
directors as a group (11 persons) (9)

- ----------------------------
*    Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Based upon a Schedule 13G filed as of February 3, 1995 with the Securities and Exchange Commission. Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc., a registered investment advisor ("PCM"). Of the 1,022,575 shares held for the account of clients of PCM, for which beneficial ownership has been disclaimed by PCM (the "PCM Shares"), PCM has sole investment power and no voting power with regard to all such shares.

(3) Includes 50,000 shares Mr. Karcanes has the right to acquire within 60 days upon the exercise of options. Does not include 150,000 shares subject to options held by Mr. Karcanes that are not exercisable within the next 60 days.

(4) Includes 7,000 shares Dr. Argiro has the right to acquire within 60 days upon the exercise of options. Does not include 14,000 shares subject to options held by Dr. Argiro that are not exercisable within the next 60 days. Does not include 8,640 shares of Restricted Stock granted to Dr. Argiro which will not vest within the next 60 days.

(5) Includes 132,000 shares Mr. Lyons has the right to acquire within 60 days upon the exercise of options. Does not include 6,000 shares subject to options held by Mr. Lyons that are not exercisable within the next 60 days.

(6) Includes 5,000 shares held by the Perkins Foundation, 79,500 shares held by various trusts of which Mr. Perkins is the sole trustee, and 56,250 shares held by Quest Venture Partners, of which Mr. Perkins is a 40% partner. Also includes 17,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Does not include 6,000 shares subject to options held by Mr. Perkins that are not exercisable within the next 60 days. Excludes the 1,022,575 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

(7) Does not include 60,000 shares subject to options held by Mr. Perlman that are not exercisable within the next 60 days.

(8) Includes 62,000 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options. Does not include 6,000 shares subject to options held by Mr. Strickland that are not exercisable within the next 60 days.

(9) Includes 354,794 shares which may be acquired within 60 days upon the exercise of options. Does not include 329,876 shares subject to options that are not exercisable within the next 60 days. Does not include 8,640 shares of Restricted Stock which will not vest within the next 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share.

COMMON STOCK

     As of a recent date, there were 7,450,518 shares of Common Stock issued and outstanding held by 1,408 shareholders of record. All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of Common Stock outstanding have the power to elect all of the directors. Each share of outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

WARRANTS

     Prior to the acquisition by the Company, on September 26, 1991 Vital Images issued a warrant to purchase 32,143 shares of its common stock at an exercise price of $4.00 per share to John G. Kinnard & Company, Incorporated ("Kinnard") in connection with the private placement of its common stock. Subsequently, the warrant was subdivided and warrants to purchase an aggregate of 2,214 shares of Common Stock were assigned to three persons affiliated with Kinnard (collectively, the "Warrants"). The Warrants became exercisable six months after issuance and remain exercisable until September 26, 1996. The Warrants remained in effect following the acquisition of Vital Images by the Company, with shares of Common Stock substituted for the Vital Images common stock on a one-for-one basis. The Warrants provide that if the Company proposes to register any of its securities under the Securities Act (except by Form S-4 or Form S-8) within two years after the initial exercise of the Warrants, notice must be given to the holders of the Warrants or any shares issued thereunder, and such holders will have the right to demand registration of the shares subject to the Warrants, subject to certain limitations.

     In conjunction with the closing of this Offering, the Company will grant Piper Jaffray Inc. the Underwriter Warrants to purchase an aggregate of 75,000 shares of Common Stock (86,250 shares if the Underwriter's over-allotment option is exercised in full). See "Underwriting."

CERTAIN LIMITED LIABILITY, INDEMNIFICATION AND ANTI-TAKEOVER PROVISIONS

     Article Five of the Company's Bylaws provides that the Company will indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes
Section 302A.521 as enacted and as amended.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

     The Company is subject to the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act may deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                                  UNDERWRITING

     Piper Jaffray Inc. (the "Underwriter"), has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase from the Company 1,500,000 shares of Common Stock. The Underwriter is committed to purchase and pay for all such shares if any are purchased (excluding shares covered by the over-allotment option granted therein).

     The Underwriter has advised the Company that it proposes to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession of not more than $           per share.  Additionally, the
Underwriter may allow, and such dealers may re-allow, a concession not in excess
of $           per share to certain other dealers.  After the public offering, the public offering price and other selling terms may be changed by the Underwriter.

     In connection with this Offering, the Underwriter may engage in passive market making transactions in the Common Stock on the Nasdaq SmallCap Market immediately prior to the commencement of sales in this Offering, in accordance with Rule 10b-6A under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq SmallCap Market limited by the bid prices of independent market makers and purchases limited by such prices. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company has granted to the Underwriter an option, exercisable by the Underwriter within 30 days from the date of this Prospectus, to purchase up to an additional 225,000 shares of Common Stock at the same price per share to be paid by the Underwriter for the other shares offered hereby. The Underwriter may exercise this option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

     In connection with this Offering, the Company has agreed to issue and sell to the Underwriter for nominal consideration, warrants (the "Underwriter Warrants") to purchase an aggregate of 75,000 shares of Common Stock (86,250 if the Underwriter's over-allotment option is exercised in full). These warrants will be exercisable at the price per share equal to the market price of the Common Stock on the day prior to the execution of the Purchase Agreement, commencing one year from the date of this Prospectus, and will continue to be exercisable for a period of four years after such date. Holders of the Underwriter Warrants are entitled to certain demand and incidental registration rights with respect to the shares issuable upon exercise of such warrants. The number of shares covered by the Underwriter Warrants and the exercise price thereof are subject to adjustment in certain events to prevent dilution.

     The Company, its officers and directors, and certain other shareholders of the Company have agreed that they will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Common Stock for a period of 90 days after commencement of this Offering without the prior written consent of the Underwriter.

     The Company has agreed to indemnify the Underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby is being passed upon for the Company by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Faegre & Benson P.L.L.P., Minneapolis, Minnesota.

                                    EXPERTS

     The consolidated financial statements of Bio-Vascular, Inc. as of October 31, 1993 and 1994 and for the years then ended and the financial statements of Vital Images, Incorporated for the year ended December 31, 1992 and the combination of such financial statements with those of Bio-Vascular, Inc. for the year ended October 31, 1992, after restatement for the 1994 pooling-of-interests (which consolidated financial statements of the Company are included herein and incorporated by reference in the Registration Statement) have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report thereon appears herein and is incorporated by reference in the Registration Statement. The separate statements of operations, changes in shareholders' equity and cash flows of Bio-Vascular, Inc. for the year ended October 31, 1992 prior to restatement for the merger with Vital Images, Incorporated have been audited by Deloitte & Touche LLP, independent accountants, whose report thereon appears herein and is incorporated by reference in the Registration Statement. All of such consolidated financial statements of the Company are included herein and are incorporated by reference in the Registration Statement in reliance on the reports of such firms given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act. For further information with respect to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, copies of which may be inspected without charge at, or obtained at prescribed rates from, the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

                      DOCUMENTS INCORPORATED BY REFERENCE

          The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended January 31, April 30 and July 31, 1995 are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (except for certain exhibits to such documents). Written requests for such copies should be directed to M. Karen Gilles, Vice President of Finance, Chief Financial Officer and Corporate Secretary, Bio-Vascular, Inc., 2575 University Avenue, St. Paul, Minnesota 55114-1024; telephone number (612) 603-3700.

                               BIO-VASCULAR, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page
                                                                     ----

Reports of Independent Accountants.................................  F-2 and F-3

Consolidated Balance Sheets as of
 October 31, 1993 and 1994 and July 31, 1995.......................  F-4

Consolidated Statements of Operations for the years
 ended October 31, 1992, 1993 and 1994 and the nine
 months ended July 31, 1994 and 1995...............................  F-5

Consolidated Statements of Shareholders' Equity
 for the years ended October 31, 1992, 1993 and 1994
 and the nine months ended July 31, 1995...........................  F-6

Consolidated Statements of Cash Flows
 for the years ended October 31, 1992, 1993 and 1994
 and the nine months ended July 31, 1994 and 1995..................  F-7

Notes to Consolidated Financial Statements.........................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Bio-Vascular, Inc.:


  We have audited the accompanying consolidated balance sheets of Bio-Vascular, Inc. as of October 31, 1993 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bio-Vascular, Inc. as of October 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  We previously audited and reported on the statements of operations, stockholders' equity and cash flows of Vital Images, Incorporated for the year ended December 31, 1992. Such financial statements were audited and reported on prior to their restatement for the 1994 pooling-of-interests described in Note
2. The contribution of Vital Images, Incorporated to combined net revenue represented 30 percent of the 1992 restated total and Vital Images, Incorporated contributed a net loss of $714,201 to the combined 1992 restated net loss total of $158,718. Separate financial statements of Bio-Vascular, Inc. included in the 1992 restated consolidated statements of operations, shareholders' equity and cash flows were audited and reported on separately by other auditors. We also audited the combination of the consolidated statements of operations, shareholders' equity and cash flows for the year ended October 31, 1992, after restatement for the 1994 pooling-of-interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of Notes to Consolidated Financial Statements.



                                         COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
December 16, 1994, except for the last
  paragraph of Note 6, as to which the
  date is January 2, 1995

                          INDEPENDENT AUDITORS' REPORT


Bio-Vascular, Inc.


We have audited the statements of operations, changes in shareholders' equity, and cash flows of Bio-Vascular, Inc. (the Company) for the year ended October 31, 1992 prior to restatement for the merger with Vital Images, Incorporated. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements (not presented herein) present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended October 31, 1992 in conformity with generally accepted accounting principles.


                                              DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
December 11, 1992

                               BIO-VASCULAR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                          October 31,  October 31,   July 31,
                                                             1993         1994         1995
                                                          -----------  -----------  -----------
                                                                                    (Unaudited)
Current assets:
 Cash and cash equivalents..............................   $5,582,365   $2,347,954  $ 2,121,697
 Marketable securities..................................           --    1,270,841           --
 Accounts receivable, net of an allowance for doubtful
  accounts of $30,000 in 1993 and
  $40,000 in 1994 and 1995..............................      966,581    1,466,669    2,293,090
 Inventories............................................      890,220    1,132,669    1,814,886
 Prepaid expenses and other current assets..............       64,717      123,631      349,192
                                                           ----------   ----------  -----------
  Total current assets..................................    7,503,883    6,341,764    6,578,865
Equipment and leasehold improvements, net...............      653,794      773,060    1,801,194
Software development costs, net of accumulated
 amortization of $310,795 at October 31, 1993...........      212,653           --           --
Intangibles and other assets, net.......................    1,098,563      797,872      669,559
                                                           ----------   ----------  -----------

  Total assets..........................................   $9,468,893   $7,912,696  $ 9,049,618
                                                           ==========   ==========  ===========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current portion of long-term debt......................  $    83,413   $   11,968  $     5,618
 Accounts payable.......................................      171,409      455,338      438,109
 Accrued expenses.......................................      375,581      485,020      729,172
 Deferred revenues......................................      296,435      153,512      285,155
                                                          -----------   ----------  -----------
  Total current liabilities.............................      926,838    1,105,838    1,458,054
Long-term debt, less current portion....................       52,076           --           --
Deferred revenue, less current portion..................       13,237       21,319       13,668
                                                          -----------   ----------  -----------
     Total liabilities..................................      992,151    1,127,157    1,471,722
                                                          -----------   ----------  -----------
Commitments (Note 7)....................................
Shareholders' equity:
 Common stock: authorized 10,000,000 shares in 1993
  and 1994 and 20,000,000 shares in 1995 of $.01 par
  value; issued and outstanding, 7,232,823 shares and
  7,318,125 shares in 1993 and 1994, respectively, and
  7,446,488 shares......................................       72,328       73,181       74,465
 Additional paid-in capital.............................   11,485,997   11,685,163   12,166,913
 Accumulated deficit....................................   (2,967,840)  (4,847,362)  (4,249,968)
 Unearned compensation..................................      (54,420)     (12,625)      (2,000)
 Unearned restricted stock..............................      (59,323)    (112,818)    (411,514)
                                                          -----------   ----------  -----------
 Total shareholders' equity.............................    8,476,742    6,785,539    7,577,896
                                                          -----------   ----------  -----------
    Total liabilities and shareholders' equity..........  $ 9,468,893   $7,912,696  $ 9,049,618
                                                          ===========   ==========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BIO-VASCULAR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 For the Nine Months
                                          For the Years Ended October 31,           Ended July 31,
                                       -------------------------------------   ------------------------
                                          1992         1993          1994          1994         1995
                                       ----------   ----------   -----------   -----------   ----------
                                                                                      (Unaudited)

Net revenue..........................  $6,010,899   $6,144,273   $ 6,631,518   $ 4,701,975   $8,131,416
Cost of revenue......................   2,406,038    2,516,691     2,433,368     1,823,360    2,567,365
                                       ----------   ----------   -----------   -----------   ----------

 Gross margin........................   3,604,861    3,627,582     4,198,150     2,878,615    5,564,051

Operating expenses:
Selling, general and administrative..   3,349,207    3,125,779     3,540,582     2,378,260    3,491,054
Research and development.............     564,874      958,534     1,668,813     1,067,642    1,545,113
Acquisition costs....................          --           --       419,920       423,220           --
                                       ----------   ----------   -----------   -----------   ----------

 Operating income (loss).............    (309,220)    (456,731)   (1,431,165)     (990,507)     527,884

Other income (expense), net..........     164,597      318,702      (438,007)     (380,017)     101,480
                                       ----------   ----------   -----------   -----------   ----------

Income (loss) before income taxes....    (144,623)    (138,029)   (1,869,172)   (1,370,524)     629,364

Income tax provision.................      14,095       20,115        10,350         3,180       31,970
                                       ----------   ----------   -----------   -----------   ----------

 Net income (loss)...................  $ (158,718)  $ (158,144)  $(1,879,522)  $(1,373,704)  $  597,394
                                       ==========   ==========   ===========   ===========   ==========

Net income (loss) per share..........  $     (.02)  $     (.02)  $      (.26)  $      (.19)  $      .07
                                       ==========   ==========   ===========   ===========   ==========

Weighted average shares outstanding..   6,743,000    7,055,000     7,277,000     7,266,000    8,207,000
                                       ==========   ==========   ===========   ===========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BIO-VASCULAR, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Common Stock          Additional                   Unearned     Retained
                                     -------------------------    Paid-in       Deferred     Restricted    Earnings
                                        Shares      Par Value     Capital     Compensation     Stock       (Deficit)      Total
                                     -------------  ----------  ------------  -------------  ----------  ------------  -----------

Balances at October 31, 1991.......     6,589,801    $ 65,898   $10,197,262      $(130,220)              $(2,650,978)  $ 7,481,962
 Issuance of common stock in
  connection with product license
  agreement........................       100,000       1,000       199,000                                                200,000
 Stock options granted.............                                  42,000        (42,000)
 Stock options canceled............                                 (42,348)        42,348
 Exercise of stock options.........        34,314         342        72,171                                                 72,513
 Restricted stock granted..........        39,279         393       177,087                  $(177,480)
 Restricted stock purchased by the
  Company..........................        (4,029)        (40)      (18,131)                                               (18,171)
 Restricted stock earned...........                                                             59,905                      59,905
 Compensation expense..............                                                 38,409                                  38,409
 Net loss..........................                                                                         (158,718)     (158,718)
                                        ---------     -------    ----------      ---------   ---------   -----------   -----------
Balances at October 31, 1992.......     6,759,365      67,593    10,627,041        (91,463)   (117,575)   (2,809,696)    7,675,900
 Exercise of stock options.........        85,160         852       167,112                                                167,964
 Issuance of common stock in
  connection with product license
  agreement........................        50,000         500        99,500                                                100,000
 Issuance of  stock, net of
  offering costs of $58,158........       297,500       2,975       533,867                                                536,842
 Stock options canceled............                                 (19,203)        19,203
 Restricted stock granted..........        11,246         112        45,968                    (46,080)
 Restricted stock purchased by the
  Company..........................        (3,183)        (32)      (10,712)                                               (10,744)
 Restricted stock earned...........                                                             59,584                      59,584
 Compensation expense..............                                                 17,840                                  17,840
 Restricted stock forfeited........        (9,944)        (99)      (44,649)                    44,748
 Stock issued for services.........        42,679         427        87,073                                                 87,500
 Net loss..........................                                                                         (158,144)     (158,144)
                                        ---------     -------    ----------      ---------   ---------   -----------   -----------
Balances at October 31, 1993.......     7,232,823      72,328    11,485,997        (54,420)    (59,323)   (2,967,840)    8,476,742
 Exercise of stock options.........        36,115         361        66,882                                                 67,243
 Stock options canceled............                                 (18,495)        18,495
 Restricted stock granted..........        58,578         586       198,476                   (199,062)
 Restricted stock canceled.........       (10,564)       (106)      (45,167)                    45,273
 Restricted stock purchased by the
  Company..........................        (4,650)        (46)      (22,848)                                               (22,894)
 Restricted stock earned...........                                                             58,174                      58,174
 Compensation expense/compensation
  paid in stock....................        12,500         125        43,625         23,300                                  67,050
 Restricted stock forfeited........       (12,252)       (123)      (41,997)                    42,120
 Stock issued for services.........         5,575          56        18,690                                                 18,746
 Net loss..........................                                                                       (1,879,522)   (1,879,522)
                                        ---------     -------    ----------      ---------   ---------   -----------   -----------
Balances at October 31, 1994.......     7,318,125      73,181    11,685,163        (12,625)   (112,818)   (4,847,362)    6,785,539
 Stock options granted.............                                  15,863                                                 15,863
 Exercise of stock options.........        55,200         552       175,200                                                175,752
 Restricted stock granted..........        72,452         725       349,486                   (350,211)
 Restricted stock purchased by the
  Company..........................       (22,394)       (224)     (168,318)                                              (168,542)
 Restricted stock earned...........                                                            122,765                     122,765
 Compensation expense/compensation
  paid in stock....................         2,105          21         9,979         10,625                                  20,625
 Stock issued for services.........        21,000         210        99,540                    (71,250)                     28,500
 Net income........................                                                                          597,394       597,394
                                        ---------    --------   -----------      ---------   ---------   -----------   -----------
Balances at July 31, 1995
 (Unaudited).......................     7,446,488    $ 74,465   $12,166,913      $  (2,000)  $(411,514)  $(4,249,968)  $ 7,577,896
                                        =========    ========   ===========      =========   =========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BIO-VASCULAR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             For the Nine Months
                                                                     For the Years Ended October 31,            Ended July 31,
                                                                 ---------------------------------------  --------------------------

                                                                     1992         1993          1994          1994          1995
                                                                 ------------  -----------  ------------  ------------  ------------
                                                                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................................  $  (158,718)  $ (158,144)  $(1,879,522)  $(1,373,704)  $   597,394
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
  Depreciation and amortization................................      725,356      689,488       851,872       536,047       423,042
  Provision for inventory obsolescence.........................           --       10,000            --            --        33,000
  Provision for uncollectible accounts.........................        5,885       12,890        10,000            --            --
  Issuance of common stock in connection with
   product license agreement...................................           --      100,000            --            --            --
  Gain (loss) on disposal of fixed assets......................           --           --        40,961            --            --
  Non-cash compensation........................................       98,314      164,924       143,970       107,193       187,753
  (Gain) loss on sale of marketable securities.................           --     (100,555)      609,653       539,149
  Changes in assets and liabilities, exclusive of investing and financing activities:
     Accounts receivable.......................................       31,219      172,428      (510,088)     (203,919)     (826,421)
     Inventories...............................................     (162,030)      23,265      (242,449)      (15,582)     (715,217)
     Other current assets......................................       90,673      (10,604)      (58,914)      (88,280)     (225,561)
     Other assets..............................................           --         (132)           --            --            --
     Accounts payable..........................................       66,421       37,271       283,929        44,723       (17,229)
     Accrued expenses..........................................          216       19,838        86,513        17,768       244,152
     Deferred revenues.........................................      106,231      101,462      (134,841)      (42,705)      123,992
                                                                 -----------   ----------   -----------   -----------   -----------
       Net cash provided by (used in) operating activities.....      803,567    1,062,131      (798,916)     (479,310)     (175,095)
                                                                 -----------   ----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and improvements.........................     (320,800)    (169,908)     (504,725)     (196,528)   (1,296,571)
Additions to intangibles.......................................       (9,601)        (748)      (10,190)      (11,096)      (26,777)
Capitalization of software development costs...................      (68,991)    (173,547)           --       (43,654)           --
Investments in marketable securities...........................   (1,559,825)          --    (3,301,877)   (2,031,170)           --
Redemptions of marketable securities...........................    1,916,905    2,351,562     1,421,383            --     1,270,841
Change in other assets.........................................         (657)          --        16,192        15,673           485
                                                                 -----------   ----------   -----------   -----------   -----------
 Net cash provided by (used in) investing activities...........      (42,969)   2,007,359    (2,379,217)   (2,266,775)      (52,022)
                                                                 -----------   ----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt...........................      155,171           --            --            --            --
  Payments on debt.............................................     (185,915)    (123,680)     (123,521)     (120,657)       (6,350)
  Proceeds related to the sale, issuance and repurchase
   of common stock and exercise of stock options...............       72,513      704,806        67,243         6,439         7,210
                                                                 -----------   ----------   -----------   -----------   -----------
 Net cash provided by (used in) financing activities...........       41,769      581,126       (56,278)     (114,218)          860
                                                                 -----------   ----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS..........................................      802,367    3,650,616    (3,234,411)   (2,860,303)     (226,257)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD..........................................    1,224,440    1,931,749     5,582,365     5,582,365     2,347,954
                                                                 -----------   ----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT
END OF PERIOD..................................................  $ 2,026,807   $5,582,365   $ 2,347,954   $ 2,722,062   $ 2,121,697
                                                                 ===========   ==========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest.......................................  $    26,320   $   21,867   $     7,617
                                                                 ===========   ==========   ===========
  Cash paid for income taxes...................................  $    12,926   $    6,635   $    17,490
                                                                 ===========   ==========   ===========
  Acquisition of equipment under capital leases................  $     6,792   $   27,162   $    12,049
                                                                 ===========   ==========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BIO-VASCULAR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)


(1)  BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Business Description:

   As a result of the acquisition of Vital Images, Incorporated (Vital Images) in fiscal 1994 (Note 2), Bio-Vascular, Inc. (the Company or Bio-Vascular) has two businesses, a Surgical Business (the business which existed prior to the acquisition of Vital Images) and an Imaging Business (the business of Vital Images prior to the merger). The Surgical Business develops, manufactures and markets proprietary specialty medical products used in thoracic, cardiac, neuro and vascular surgery. The Company, through its wholly owned subsidiary, Vital Images, also markets and supports certain software products for interactive visualization and analysis of three-dimensional image data. The end users of the Imaging Business' software have been primarily researchers and innovators who have adapted the core technology to meet their needs. During fiscal 1994 and 1995, the primary focus of the Imaging Business was one of development, directed towards more specific industry applications of its core technology. Also during fiscal 1994 and 1995, the Imaging Business has sought to establish marketing and customer support alliances, enabling it to direct more of its resources to this development process.

 Consolidation:

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Accounting Periods:

   Vital Images financial statements were reported on a calendar year basis prior to the merger with Bio-Vascular. Vital Images financial statements have been restated to be on a fiscal year basis for the year ended October 31, 1993. Vital Images financial statements for the year ended 1992 are combined on a calendar year basis with the Company's financial statements for the fiscal year ended October 31, 1992. As a result, the Company's restated consolidated financial statements for the fiscal years ended October 31, 1993 and 1992, both include results of Vital Images for the months of November and December of 1992. Vital Images revenues were $403,975 and its net loss was $32,854 for this two-month period.

 Cash Equivalents:

   The Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents. The Company's cash and cash equivalents balances are concentrated in a money market fund with one financial institution.

 Marketable Securities:

   Investments with original maturities of three months or more are classified as marketable securities and generally consist of United States Government or United States Government backed instruments. Marketable securities are carried at amortized cost, as the Company has the intention and the ability to hold these securities to maturity (which maturity is less than one year). Unrealized holding gains and losses were not significant.

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)


 Inventories:

   Inventories are valued at the lower of cost or market, utilizing standard costs which approximate the first-in, first-out method. All inventories are held by the Surgical Business.

 Equipment and Leasehold Improvements:

   Equipment and leasehold improvements are stated at cost.   Depreciation and
amortization are computed using accelerated and straight-line methods over the estimated useful lives (three to seven years) or lease life. Major replacements and improvements are capitalized, and maintenance and repairs which do not improve or extend the lives of the respective assets are charged to operations. The asset and related accumulated depreciation or amortization accounts are adjusted for asset retirement or disposal with the resulting gain or loss shown in non-operating income.

 Software Development Costs:

   Software development costs incurred in the research and development of new software products are expensed as incurred until technological and market feasibility have been established. After technological and market feasibility are established, any additional development or enhancement costs for these products are capitalized until the product is available for sale to customers. Amortization of capitalized costs is computed using the straight-line method based upon a one to three year estimated economic life of the software products. If delays in product releases lead to uncertainty concerning the ultimate recovery of capitalized costs, those costs are expensed at the time recovery becomes uncertain.

 Goodwill, Product Licenses and Other Intangibles:

   Goodwill, product licenses and other intangibles of the Surgical Business are recorded at cost and are being amortized using the straight-line method over ten years. In 1992, the Imaging Business acquired a license (Note 7) which is being amortized on a straight-line basis over the estimated period of realizability of three years. The Company evaluates the net realizability of goodwill and other intangibles on an ongoing basis based on current and anticipated undiscounted cash flows.

 Revenue Recognition:

   The Company recognizes Surgical Business revenue and software revenues of the Imaging Business upon shipment of the products. Included in the sales price of the Imaging Business' software products is an initial maintenance contract varying in length from three to six months. Renewal maintenance contracts are generally one year in length. Revenue from maintenance contracts, including those sold as part of its software products and those sold separately, is deferred and recognized on a straight-line basis over applicable maintenance contract periods. Costs associated with maintenance revenues are charged to operations as incurred.

 Research and Development:

   Research and development costs are expensed as incurred.

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)


 Income Taxes:

   The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes ("temporary differences").

 Use of Estimates:

   The preparation of the Company's consolidated financial statements in conformity with generally accepting accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting periods.

 Net Income (Loss) Per Common Share:

   Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares relate to common stock options and warrants, when their effect is not antidilutive.

 Interim Periods:

   The consolidated balance sheet at July 31, 1995 and the consolidated statements of operations and cash flows for the nine-month periods ended July 31, 1994 and 1995, and the consolidated statement of shareholders' equity for the nine-month period ended July 31, 1995, together with the related notes, are unaudited, but, in the opinion of management of the Company, include all adjustments (which consist only of accruals of a normal recurring nature) necessary to present fairly, in all material respects, the financial condition at July 31, 1995 and the results of operations and cash flows for the Company for the nine-month periods ended July 31, 1994 and 1995.

(2)  ACQUISITION:

   On May 24, 1994, Bio-Vascular acquired Vital Images. The acquisition was effected through a "stock for stock" exchange of 1,645,025 shares of Bio-Vascular common stock for the 1,645,025 shares of Vital Images common and Series A preferred stock outstanding. The merger was accounted for under the "pooling-of-interests" method of accounting for financial reporting purposes. Accordingly, the accompanying consolidated financial statements have been restated to retroactively include the financial position, results of operations and cash flows of Vital Images for all periods presented.

   Combined and separate results of Bio-Vascular and Vital Images for periods prior to the acquisition are set forth in the table below. Costs related to the acquisition of approximately $420,000 were expensed as incurred in the first through third quarters of fiscal year 1994.

                 (INFORMATION AS OF JULY 31, 1995 AND FOR THE
            NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)


                                      Bio-Vascular   Vital Images   Combined
                                      ------------   ------------   --------
  YEAR ENDED OCTOBER 31, 1992:
     Net revenue...................    $4,185,110     $1,825,789   $6,010,899
     Net income (loss).............       555,483       (714,201)    (158,718)

  YEAR ENDED OCTOBER 31, 1993:
     Net revenue...................     4,422,775      1,721,498    6,144,273
     Net income (loss).............       650,634       (808,778)    (158,144)

  SIX MONTHS ENDED APRIL 30, 1994
       (unaudited):
        ---------
     Net revenue                        2,228,152        915,138    3,143,290
     Net loss......................      (203,586)      (289,565)    (493,151)

(3)  CERTAIN CONSOLIDATED FINANCIAL STATEMENT INFORMATION:

 Inventories consisted of the following:
                                                         October 31,   October 31,   July 31,
                                                            1993          1994        1995
                                                         -----------   -----------   --------
  Raw materials and supplies......................       $  167,420   $   224,949   $   379,120
  Work-in-process.................................           80,467       292,746       336,493
  Finished goods..................................          642,333       614,974     1,099,273
                                                         ----------   -----------   -----------
                                                         $  890,220   $ 1,132,669   $ 1,814,886
                                                         ==========   ===========   ===========
  Equipment and leasehold improvements consisted
    of the following:
  Furniture, fixtures and computer
    equipment.....................................       $1,100,321   $ 1,450,998   $ 1,835,839
  Laboratory equipment............................           72,903        81,686       127,849
  Manufacturing equipment.........................          281,556       254,480       444,889
  Leasehold improvements..........................          145,070       155,242       830,400
                                                         ----------   -----------   -----------
    Less accumulated depreciation and
     amortization.................................         (946,056)   (1,169,346)   (1,437,783)
                                                         ----------   -----------   -----------
                                                         $  653,794   $   773,060   $ 1,801,194
                                                         ==========   ===========   ===========

                 (INFORMATION AS OF JULY 31, 1995 AND FOR THE
            NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

                                                                  October 31,  October 31,   July 31,
                                                                     1993         1994         1995
                                                                  -----------  ----------    --------
  Intangibles and other assets consisted
    of the following:
  Goodwill................................................        $1,318,499   $1,318,499   $1,318,499
    Less accumulated amortization.........................          (460,101)    (603,167)    (710,467)
                                                                  ----------   ----------   ----------
                                                                     858,398      715,332      608,032
                                                                  ----------   ----------   ----------
  Product licenses and other intangibles..................           667,797      679,366      706,143
    Less accumulated amortization.........................          (449,721)    (602,491)    (649,798)
                                                                  ----------   ----------   ----------
                                                                     218,076       76,875       56,345
                                                                  ----------   ----------   ----------
  Other assets............................................            22,089        5,665        5,182
                                                                  ----------   ----------   ----------
                                                                  $1,098,563   $  797,872   $  669,559
                                                                  ==========   ==========   ==========
  Accrued expenses consisted of the following:
    Payroll and other employee benefits...................        $  144,923   $  215,910   $  356,123
    Royalties.............................................            68,040       85,233      116,123
    Research reimbursement, shareholder...................            91,482       91,482       80,000
    Other.................................................            71,136       92,395      176,926
                                                                  ----------   ----------   ----------
                                                                  $  375,581   $  485,020   $  729,172
                                                                  ==========   ==========   ==========

                                                                                                      For the Nine Months
                                                                   For the Years Ended October 31,       Ended July 31,
                                                                   -------------------------------    -------------------
                                                                    1992        1993        1994        1994       1995
                                                                    ----        ----        ----        ----       ----
Depreciation and amortization
consisted of the following:
 Depreciation.............................................        $288,291    $327,784    $ 344,496   $ 234,856   $268,437
 Amortization of intangibles..............................         223,109     256,501      294,723     192,448    154,605
 Amortization of software
  development costs.......................................         213,956     105,203      212,653     108,743         --
                                                                  --------    --------    ---------   ---------   --------
                                                                  $725,356    $689,488    $ 851,872   $ 536,047   $423,042
                                                                  ========    ========    =========   =========   ========

 Other income (expense) net, consisted of the following:

 Interest income..........................................        $176,340    $234,653    $ 221,023   $ 163,479   $100,343
 Interest expense.........................................         (27,425)    (21,867)      (7,617)     (7,192)      (649)
 Capital gain (loss) on sale
  of investment (1).......................................              --     100,555     (609,653)   (539,149)        --
 Gain (loss) on disposal of
  equipment, net..........................................              --          --      (40,961)
 Miscellaneous income (expense)...........................          15,682       5,361         (799)      2,845      1,786
                                                                  --------    --------    ---------   ---------   --------
                                                                  $164,597    $318,702    $(438,007)  $(380,017)  $101,480
                                                                  ========    ========    =========   =========   ========

 (1) Relates entirely to the Company's investment during 1993 and 1994 in mutual fund shares of the Piper Jaffray Institutional Government Income Portfolio.

(4)  LINE OF CREDIT:

   In February 1995, the Company obtained a $250,000 revolving line of credit which expires January 31, 1996. There were no borrowings under the line of credit or previous similar lines of credit during the fiscal years ended

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

October 31, 1993 and 1994 and the nine months ended July 31, 1995. The current line of credit bears interest at prime plus 1.0% and is collateralized by primarily all assets. After completion of the merger, the Company paid all long-term debt of Vital Images.

(5)  INCOME TAXES:

   The recorded tax provisions for the years ended October 31, 1992, 1993 and 1994 and for the nine-month period ended July 31, 1994, respectively, represent alternative minimum taxes due to limitations in the use of net operating loss carryforwards and state minimum taxes. The Company has recorded a tax provision for the nine-month period ended July 31, 1995 of $32,000 on expected taxable income after use of net operating loss carryforwards. The Surgical Business of the Company utilized approximately $717,000 and $740,000 of net operating loss carryforwards in fiscal 1992 and 1993, respectively. The Company incurred a loss for the year ended October 31, 1994.

   As of October 31, 1994, the Company has net operating loss carryforwards of approximately $1,000,000 available to offset income from operations and $500,000 to offset future and past capital gains, as well as research and experimentation tax credit carryforwards. The net operating loss carryforwards expire in 2002 to 2009, while the capital loss carryforward expires in 1999. The Company currently expects to completely utilize the $1,000,000 of net operating loss carryforwards as well as a portion of the tax credit carryforwards in fiscal 1995. The Company also has carryforwards arising from the pre-merger losses of Vital Images totaling approximately $2,400,000. These pre-merger carryforwards can only be applied to the post-merger net income of the Imaging Business and are restricted as to the amount that can be utilized in any year due to limitations resulting from the significant change of ownership. These carryforwards begin to expire in 2005.

   There are no significant differences between the tax bases of assets and liabilities and their financial reporting amounts. The deferred tax assets associated with the pre-merger loss carryforwards and the capital loss carryforward have been totally offset by a valuation allowance because of uncertainty that the Company and the Imaging Business will generate sufficient taxable income of the appropriate type prior to the expiration of the carryforwards.

(6)  SHAREHOLDERS' EQUITY:

 Increase in Authorized Shares:

   In March 1995, the shareholders approved an increase in authorized shares of common stock from 10,000,000 shares to 20,000,000 shares.

 Warrants:

   As a result of the merger, the Company assumed the warrant obligations of Vital Images which were outstanding at the time of the merger. During 1991, in connection with the private placement and issuance of common shares, Vital Images issued stock warrants for the purchase of 32,143 shares of common stock. The warrants are exercisable through October 1996, at an exercise price of $4.00 per share. No warrants have been exercised through July 31, 1995.

   In connection with a proposed stock offering, the Company has agreed to issue and sell to the underwriter warrants to purchase up to 86,250 shares of common stock, exercisable at a price per share equal to the market

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

price of the common stock on the day prior to the execution of the Purchase Agreement, commencing one year from the date of this Prospectus, and will continue to be exercisable for a period of four years after such date.

 Restricted Stock:

   Under certain compensation agreements, an arrangement which provides for awards of restricted common stock to key management was adopted in 1992. These awards of restricted common stock are subject to forfeiture if employment terminates prior to the end of the prescribed periods. Vesting periods range from two to four years. The market value of the shares at the time of grant is recorded as unearned restricted stock. The unearned amount is amortized to compensation expense over the periods during which the restrictions lapse. During the years ended October 31, 1992, 1993, and 1994 and the nine-month period ended July 31, 1995, 13,093, 13,744, 14,302 and 25,185 restricted shares, respectively, were earned. At July 31, 1995, 78,250 shares of restricted stock which were granted at per share prices of $3.25 to $6.0625, and generally vests over a period of four years remain unearned. As part of these same compensation agreements, the Company agreed to buy back the number of shares which would allow the employees to meet their income tax obligations arising from the non-cash compensation related to the earned restricted shares.

 Deferred Compensation:

   Prior to the merger, Vital Images granted stock options at prices different from the estimated market value of the underlying common stock. The difference between the estimated market value and the exercise price was recorded as deferred compensation and is amortized on a straight-line basis over the vesting periods of the related options.

 Stock Option Plans:

   The Company has four stock option plans, an Employee Incentive Stock Option Plan (the "1988 Plan"), a Directors' Stock Option ("DSO") Plan, and two plans, the obligations of which were assumed by the Company as a result of the acquisition of Vital Images: the 1990 Management Incentive Stock Option Plan (the "1990 Plan"), and the 1992 Stock Option Plan (the "1992 Plan"). The Company does not intend to grant further options under either the 1990 or the 1992 plans.

   Under the Company's plans, 556,986 shares of common stock remain reserved for
issuance to directors, officers and employees at July 31, 1995.   Options under
the plans are exercisable over periods of up to ten years from the date of grant. The Company has reserved and granted 266,720 shares of common stock for issuance in connection with non-plan options which have been granted to consultants, an officer, and directors of the

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

Company. These options are exercisable over periods of up to seven years from the date of grant. Option activity is summarized as follows:


                                    Plans    Non-Plan   Price Per Share
                                  ---------  ---------  ---------------

  Balances at October 31, 1991..   302,450    169,850   $ 1.00 - $5.375

    Granted.....................   391,075      5,000   $ 2.00 - $6.875
    Exercised...................   (17,550)   (16,764)  $ 1.06 - $4.250
    Canceled....................   (18,300)    (9,236)  $ 1.00 - $5.375
                                  --------   --------

  Balances at October 31, 1992..   657,675    148,850   $ 1.00 - $6.875

    Granted.....................   101,100     24,000   $1.875 - $4.750
    Exercised...................   (28,600)   (56,560)  $1.250 - $2.500
    Canceled....................  (136,000)    (9,900)  $ 1.00 - $6.500
                                  --------   --------

  Balances at October 31, 1993..   594,175    106,390   $ 1.00 - $6.875

    Granted.....................    74,000    226,000   $2.00 - $3.4375
    Exercised...................    (7,725)   (28,390)  $ 1.00 - $2.375
    Canceled....................   (45,600)   (29,000)  $ 1.00 - $5 375
                                  --------   --------

  Balances at October 31, 1994..   614,850    275,000   $ 1.00 - $6.875
    Granted.....................   262,438    118,000   $4.75 - $12.125
    Exercised...................   (43,200)   (12,000)  $  1.00 - $4.75
    Canceled....................   (38,599)  (114,280)  $  2.00 - $3.50
                                  --------   --------   ---------------

  Balances at July 31, 1995.....   795,489    266,720   $1.00 - $12.125
                                  ========   ========   ===============

   Options for the purchase of 630,950 shares of common stock at prices ranging from $1.00 to $6.875 were exercisable at July 31, 1995.

   Subsequent to the end of the 1994 fiscal year, the Company granted options for 180,442 shares of common stock under various stock option programs, exercisable over periods beginning October 31, 1995 and ending October 31, 1998. These options were granted at the market value on the date of grant at prices ranging from $4.75 to $5.125 per share. In addition, the Company granted to employees 60,252 shares of restricted common stock, vesting over periods beginning October 31, 1995 and ending October 31, 1998. These restricted stock shares were granted at the market value on the date of grant at a price of $4.75 per share.

(7)  COMMITMENTS:

 Operating Leases:

   In February 1995, the Company entered into a new noncancelable operating lease for rental of a combined office and production facility housing their Surgical Business in St. Paul, Minnesota beginning August 1, 1995 and expiring July 31, 2005. Total annual base rental expense for this new lease is $255,441. Total base rental

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

expense for the prior facility operating leases aggregated $91,308 for each of the years ended October 31, 1992, 1993 and 1994. Base rental expense was $68,481 and $78,753 for the nine months ended July 31, 1994 and 1995. The Company also pays apportioned real estate taxes and common costs on its leased facilities.

   Vital Images leases office facilities for the Imaging Business in Fairfield, Iowa, under a non-cancelable operating lease expiring on June 1, 1997. The lease includes an option to renew for one four-year period. Total base rental expense for the Iowa facility was $83,074 for the year ended December 31, 1992 and $55,064 and $72,090 for the years ended October 31, 1993 and 1994. Base rental expense was $67,755 and $55,755 for the nine months ended July 31, 1994 and 1995.

   Future minimum payments under all operating leases at both facility locations (St. Paul, MN and Iowa) at July 31, 1995 as adjusted to also include the new lease for the Surgical Business are payable as follows: 1995 -$82,445, 1996 - $329,781, 1997 - $298,806, 1998 - $255,441, 1999 - $255,441 and thereafter
$1,468,803.

 Royalties:

   In connection with the acquisition of product licenses and product manufacturing rights, the Company is obligated for the payment of royalties as follows:

 Surgical Business Royalties:

 - 2.5% or 3% of net sales of the Biograft through 1998 (2.5% if Biograft annual sales are under $2,000,000; 3.0% if annual sales are over $2,000,000). In addition, a royalty of an additional 5% of net sales was in place through November 2, 1993 (which coincides with the expiration of the patent)

 - 5% on net sales of Peri-Strips through December 2001, or if a patent issues, until the expiration of the patent

 - 5.5% of net sales of the Flo-Rester occluder under two agreements with 3% payable through July 1995 and 2.5% payable through September 1996

 - 3% of net sales of Peri-Guard Processed Bovine Pericardium and Cardio-Cool through July of 1995

 - 3% of net sales of the Bio-Vascular Probe through 2001

 - 5% on the next $1,369,555 of aggregate net sales of the Bioflow/(R)/ Small Diameter Graft after October 31, 1994, and 7% on all net sales thereafter, payable through October 1998. The Company no longer actively markets this product.

   Royalty expense for the Surgical Business was approximately $231,000, $247,000, and $169,000 for the years ended October 31, 1992, 1993, and 1994, respectively, and $114,000 and $365,000 for the nine months ended July 31, 1994 and 1995, and is included in cost of revenue.

 Imaging Business Royalties:

 - 5% of net sales of licensed volume visualization software (which encompasses the core technology) and direct descendant software. The royalty will terminate on May 24, 1996, two years after the merger of

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

   Vital Images with and into the Company. Prior to June 1992, the royalty was based on 10% of the net computed value of Vital Images' gross revenue from all sources, less cost of goods sold, returns, discounts, taxes (excluding income taxes), allowances, and research and development costs. In June 1992, Vital Images issued 100,000 shares of common stock to the licensor in exchange for the modification of the royalty agreement to the 5% of net sales amount. Royalty fee expense under this arrangement totaled $52,381 for the year ended December 31, 1992, $56,278 for the year ended October 31, 1993, $58,875 for the year ended October 31, 1994 and $43,150 and $25,141 for the nine months ended July 31, 1994 and 1995 and is included in cost of revenue.

 - Base royalty of 6% on net sales for the period fifteen months from the first commercial sales of any product using the technology developed under a licensing/research agreement with the licensor entered into in January 1993. This agreement provides for exclusive (domestic and international) rights to make, market, and further develop existing technology and future improvements relating to certain computer programs and electronic designs for use in the fields of obstetrics and gynecology, and nonexclusive rights in all other fields or applications. Under the research portion of the agreement, which expired in July of 1993, development costs of up to $200,000 were to be paid by Vital Images. During the year ended October 31, 1993, Vital Images paid $108,518 and had accrued $91,482, the remaining maximum potential amount related to the development costs under this agreement, all of which were included in research and development in the statement of operations. In exchange for the license agreement, the Company paid an initial licensing fee of $100,000, which was charged to research and development in the statement of operations for the year ended October 31, 1993. This initial licensing fee was concurrently used, by the licensor for the purchase of 50,000 shares of common stock. An additional royalty (in addition to the 6% of net revenues) is payable in the amount of $1,000 for each system sold by the Imaging Business incorporating the technology. To maintain the exclusivity of the license agreement, the Company is subject to minimum annual payments, payable on the first through fifth anniversary of the date of first commercial sale of a product derived from the licensed technology. The minimum royalty obligation is $1,600,000 and is payable as $75,000, $225,000, $500,000, and $800,000 on the successive anniversary dates. The minimum annual payments can be applied against the base and additional royalty
   obligations.   Under terms of  the agreement, the royalty will terminate
   seven years from the first commercial sale of the product. Commercial sales of this product have not yet commenced at July 31, 1995. It is not certain that the Imaging Business will ever develop a product from the technology obtained under this agreement.

(8)  EMPLOYEE BENEFIT PLANS:

   The Company has a salary reduction plan established on January 1, 1991, which qualifies under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 20% of their annual compensation, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make matching contributions equal to a percentage of the salary reduction or other discretionary amount. The Company has made no contributions to the plan since its inception.

(9)  BUSINESS SEGMENTS AND MAJOR CUSTOMERS:

   The following is information relating to the Company's business segments, including foreign revenues. A description of these segments appears in Note 1. Cost allocations are necessary in the determination of operating results by segment. For this reason, management does not represent that these segments, if operated as independent businesses, would result in the operating results shown.

                  (INFORMATION AS OF JULY 31, 1995 AND FOR THE
             NINE MONTHS ENDED JULY 31, 1994 AND 1995 IS UNAUDITED)

                                                      For the Years Ended               For the Nine Months
                                                          October 31,                      Ended July 31,
                                             --------------------------------------   -----------------------
                                                1992          1993          1994         1994         1995
                                                ----          ----          ----         ----         ----
 Net revenue:
  Surgical Business.............             $4,185,110    $4,422,775   $ 4,951,743   $3,401,405   $7,046,310
  Imaging Business..............              1,825,789     1,721,498     1,679,775    1,300,570    1,085,106
                                             ----------    ----------   -----------   ----------   ----------
 Total net revenue..............              6,010,899     6,144,273     6,631,518    4,701,975    8,131,416
                                             ==========    ==========   ===========   ==========   ==========

 Operating income (loss):
  Surgical Business.............                399,046       333,058       171,363       24,137    1,324,773
  Imaging Business..............               (708,266)     (789,789)   (1,182,608)    (591,424)    (796,889)
  Corporate.....................                     --            --      (419,920)    (423,220)          --
                                             ----------    ----------   -----------   ----------   ----------
 Total operating income (loss)..               (309,220)     (456,731)   (1,431,165)    (990,507)     527,884
                                             ==========    ==========   ===========   ==========   ==========

 Total assets:
  Surgical Business.............              7,489,005     8,363,642     7,087,981    7,295,248    8,215,998
  Imaging Business..............              1,137,143     1,105,251       824,715      812,769      833,620
                                             ----------    ----------   -----------   ----------   ----------
 Total assets...................              8,626,148     9,468,893     7,912,696    8,108,017    9,049,618
                                             ==========    ==========   ===========   ==========   ==========

 Depreciation and
   amortization expense:
  Surgical Business.............                303,509       334,416       407,372      262,076      268,350
  Imaging Business..............                421,847       355,072       444,500      273,971      154,692
                                             ----------    ----------   -----------   ----------   ----------
 Total depreciation and
   amortization expense:........                725,356       689,488       851,872      536,047      423,042
                                             ==========    ==========   ===========   ==========   ==========

 Capital expenditures:
  Surgical Business.............                241,341        59,388       273,908      118,604    1,040,684
  Imaging Business..............                 79,459       110,520       230,817       77,924      255,886
                                             ----------    ----------   -----------   ----------   ----------
 Total capital expenditures.....                320,800       169,908       504,725      196,528    1,296,570
                                             ==========    ==========   ===========   ==========   ==========

 Foreign Revenues:

   All of the Company's foreign revenues are derived from the sale of products produced in the United States. All of the Company's foreign transactions are negotiated, invoiced and paid in United States dollars. Foreign sales (primary to Europe) totaled 28%, 29% and 32% of fiscal 1992, 1993 and 1994 net revenue and 21% of the nine months ended July 31, 1995 net revenue.

Major Customers:

   In the nine months ended July 31, 1995 three domestic distributors accounted for an aggregate of 46.6% of the Surgical Business' gross revenue, with each of such distributors accounting for in excess of 10% of the Surgical Business' gross revenue for the period.

(10) SUBSEQUENT EVENT (Unaudited):

   In August 1995, the Company signed a source code license agreement with CogniSeis Development, Inc., granting them a worldwide, perpetual, exclusive license to VoxelGeo software for gas and oil exploration applications. The Company, upon CogniSeis' validation of the source code, will receive a license fee payment of $1.5 million, which is expected to be recorded as revenue in the fourth quarter of 1995. In addition, the agreement provides for future royalty payments based upon sales of VoxelGeo software. Such royalties, if any, will not exceed $2.0 million.

                                                    1,500,000 SHARES
No dealer, salesperson or any other
person has been authorized to give
any information or make any
representation not contained in this
Prospectus in connection with the
offer made by this Prospectus and,
if given or made, such information
or representation must not be relied
upon as having been authorized by                  [BIO-VASCULAR LOGO]
the Company or the Underwriter.
This Prospectus does not constitute
an offer to sell or a solicitation
of an offer to buy any of the
securities offered hereby by anyone                    COMMON STOCK
in any jurisdiction in which such
offer or solicitation is not
authorized or in which the person
making such offer or solicitation is                  ---------------
not qualified to do so or to anyone                      PROSPECTUS
whom it is unlawful to make such                      ---------------
offer or solicitation.  Neither the
delivery of this Prospectus nor any
sale made hereunder shall under any
circumstances create any implication
that the affairs of the Company
since the date hereof of or the
information herein is correct as of
any time subsequent to the date of
of this Prospectus.

                --------------

              TABLE OF CONTENTS

                                                 Page
                                                 ----
Prospectus Summary.............................    3
Risk Factors...................................    5
Use of Proceeds................................    9
Price Range of Common Stock....................   10
Dividend Policy................................   10
Dilution.......................................   10
Capitalization.................................   11
Selected Consolidated Financial Data...........   12
Management's Discussion and Analysis of
Results of Operations and Financial Condition..   13
Business.......................................   20
Management.....................................   34
Principal Shareholders.........................   41
Description of Capital Stock...................   43
Underwriting...................................   44
Legal Matters..................................   45
Experts........................................   45
Available Information..........................   45
Documents Incorporated by Reference............   46
Consolidated Financial Statements..............  F-1



                                                            PIPER JAFFRAY INC.

                                                           _______________, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The table below sets forth estimated expenses in connection with the issuance and distribution of the Common Stock being offered hereby. All of such expenses are estimates, except for the SEC registration fee, the NASD fee and the Nasdaq fee.

   SEC registration fee..............................  $  8,405
   NASD fee..........................................     2,937
   Nasdaq fee........................................    40,000
   Printing expenses.................................    57,000
   Fees and expenses of counsel for the Company......   110,000
   Fees and expenses of accountants for the Company..    65,000
   Transfer agent and registrar fees.................     1,000
   Blue Sky fees and expenses........................    10,000
   Miscellaneous.....................................     5,658
                                                       --------

       Total.........................................  $300,000
                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Five of the Company's Bylaws provides that the Company will indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes
Section 302A.521 as enacted and as amended.

     Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

     Pursuant to Section 6 of the Purchase Agreement, the directors and officers of the Company are indemnified against certain liabilities as they may incur under the Securities Act of 1933, as amended, in connection with this Registration Statement and the related Prospectus.

ITEM 16.  EXHIBITS

1.1  Form of Purchase Agreement (to be filed by amendment).

4.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form 10, File No. 0-13907).

4.2 Amendment to Restated Articles of Incorporation of the Company, dated as of June 21, 1995 (filed herewith).

4.3 Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form 10, File No. 0-13907).

5.1  Opinion and Consent of Oppenheimer Wolff & Donnelly (filed herewith).

23.1 Consent of Coopers & Lybrand L.L.P. (filed herewith).

23.2 Consent of Deloitte & Touche LLP (filed herewith).

23.3 Consent of Oppenheimer Wolff & Donnelly (included in Exhibit 5.1).

24.0 Power of Attorney (included on page II-4).

ITEM 17.  UNDERTAKINGS

     (a)  Incorporation by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)  Acceleration of Effectiveness

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  Rule 430A

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on August 28, 1995.

                      BIO-VASCULAR, INC.


                      By:  /s/ John T. Karcanes
                         -------------------------------------------------------
                         John T. Karcanes, President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Karcanes and M. Karen Gilles, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 28, 1995 in the capacities indicated.

      Signature            Title
      ---------            -----

/s/ John T. Karcanes       President and Chief Executive Officer (Principal
- --------------------       Executive Officer) and Director
John T. Karcanes

/s/ M. Karen Gilles        Vice President of Finance and Chief Financial
- -------------------        Officer (Principal Financial and Accounting Officer)
M. Karen Gilles

/s/ James F. Lyons         Chairman of the Board of Directors
- ------------------
James F. Lyons

/s/ Vincent Argiro         Director
- ------------------
Vincent Argiro

/s/ Richard W. Perkins     Director
- ----------------------
Richard W. Perkins

/s/ Lawrence Perlman       Director
- --------------------
Lawrence Perlman

/s/ Edward E. Strickland   Director
- ------------------------
Edward E. Strickland

                               INDEX TO EXHIBITS

   EXHIBIT
     NO.                                DESCRIPTION                                             PAGE
   -------                              -----------                                             ----
     1.1     Form of Purchase Agreement (to be filed by amendment).

     4.1     Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form 10
             (File No. 0-13907)).

     4.2     Amendment to Restated Articles of Incorporation of the Company, dated as of
             June 21, 1995 (filed herewith).................................................

     4.3     Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the
             Company's registration statement on Form 10 (File No. 0-13907)).

     5.1     Opinion and Consent of Oppenheimer Wolff & Donnelly (filed herewith)...........

     23.1    Consent of Coopers & Lybrand L.L.P. (filed herewith)...........................

     23.2    Consent of Deloitte & Touche LLP (filed herewith)..............................

     23.3    Consent of Oppenheimer Wolff & Donnelly (included in Exhibit 5.1).

     24.0    Power of Attorney (included on page II-4).